Form 10KSB, Exhibit 13
period 2003-12-31
FREEDOM BANCSHARES INC
filed 2004-03-30
CIK 1216997

EXHIBIT 13.1

                  [LETTERHEAD OF FRANCIS & CO., CPAS]



            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
            --------------------------------------------------


To the Board of Directors
Freedom Bancshares, Inc.
Commerce, Georgia

     We have audited the accompanying balance sheets of Freedom Bancshares, Inc. (a development stage enterprise) (the "Company") as of December 31, 2003 and 2002, and the related statements of operations, changes in stockholders' equity and cash flows for the periods from inception, (October 2, 2002) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Freedom Bancshares, Inc. as of December 31, 2003 and 2002 and the results of its operations and its cash flows for the periods from inception, (October 2, 2002) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/Francis & Co., CPAs


Atlanta, Georgia
February 27, 2004



                        INDEX TO FINANCIAL STATEMENTS
                        -----------------------------

Independent Auditor's Report                                        F-2

Balance Sheets as of December 31, 2003 and 2002                     F-3

Statements of Operations
  from inception, (October 2, 2002) to December 31, 2003
  and for the years ended December 31, 2003 and 2002                F-4

Statements of Changes in Stockholders' Equity
  from inception, (October 2, 2002) to December 31, 2002
  and for the year ended December 31, 2003                          F-5

Statements of Cash Flows
  from inception, (October 2, 2002) to December 31, 2003
  and for the years ended December 31, 2003 and 2002                F-6

Notes to Financial Statements	F-7



                       FREEDOM BANCSHARES, INC.
                   (A DEVELOPMENT STAGE ENTERPRISE)
                           BALANCE SHEETS

                                                  As of December 31,
                                          ----------------------------------
                                               2003                2002
                                            -----------        -----------
ASSETS
------
Cash and due from banks                     $ 6,864,347        $    33,835
Property and equipment, net                     276,077              9,063
Deferred registration costs                      -  -               29,216
Other assets                                     87,720              3,208
                                             ----------         ----------
  Total Assets                              $ 7,228,144        $    75,322
                                             ==========         ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Liabilities:

Note payable                                $    -  -          $   173,500
Accounts payable                                 47,810             56,063
Accrued expense                                  14,000              4,950
                                             ----------         ----------
  Total Liabilities                         $    61,810        $   234,513
                                             ----------         ----------

Commitments and Contingencies (Note 4)

Shareholders' Equity (Note 1):
Preferred stock, no par value, 2.0
  million shares authorized, no
  shares issued or outstanding              $    -  -          $    -  -
Common stock, $1.00 par value,
  10.0 million shares authorized,
  827,699 and 1 share issued and
  outstanding at December 31, 2003
  and 2002, respectively                        827,699                  1
Paid-in-capital                               7,145,433                  9
(Deficit) accumulated during
  the development stage                        (806,798)          (159,191)
                                             ----------         ----------
   Total Shareholders' Equity               $ 7,166,334        $  (159,191)
                                             ----------         ----------
   Total Liabilities
    and Shareholders' Equity                $ 7,228,144        $    75,322
                                             ==========         ==========


                  Refer to notes to the financial statements.



                          FREEDOM BANCSHARES, INC.
                      (A DEVELOPMENT STAGE ENTERPRISE)
                          STATEMENTS OF OPERATIONS

                                                                       From
                                                                    inception,
                                                                    October 2,
                                    For the          For the           2002
                                   year ended       year ended        through
                                  December 31,     December 31,     December 31,
                                     2003             2002             2003
                                  ------------     ------------     ------------
Revenues                           $   27,810       $   -  -         $   27,810
                                    ---------        ---------        ---------

Expenses:
     Professional fees             $   96,157       $   66,760       $  162,917
     Salaries and benefits            444,123           60,781          504,904
     Advertising
      and public relations             22,466           -  -             22,466
     Supplies and printing             14,240            3,386           17,626
     Regulatory fees                   -  -             12,000           12,000
     Travel and lodging                16,434            7,380           23,814
     Rent expense                      18,000            4,306           22,306
     Depreciation                       4,918              533            5,451
     Interest                          19,509              780           20,289
     Other expenses                    39,570            3,265           42,835
                                    ---------        ---------        ---------
        Total expenses             $  675,417       $  159,191       $  834,608
                                    ---------        ---------        ---------

Net loss                           $ (647,607)      $ (159,191)      $ (806,798)
                                    =========        =========        =========


                  Refer to notes to the financial statements.



                         FREEDOM BANCSHARES, INC.
                    (A DEVELOPMENT STAGE ENTERPRISE)
         STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
   FOR THE PERIOD FROM INCEPTION (OCTOBER 2, 2002) TO DECEMBER 31, 2003

                                                       (Deficit)
                                                         Accumu-
                                                         lated
                                                 Stock   During
                                               Subscrip-  the
                                     Paid        tion   Develop-     Total
             Preferred  Common       -in-       Receiv-   ment    Shareholders'
               Stock    Stock       Capital      able    Stage       Equity
              ------   ---------    -------    --------  ------      ------

Issuance
 of one
 stock        $ -  -   $        1 $        9 $      (10)$  -  -    $         0
               -------  ---------  ---------  ---------  --------   ----------

Net loss,
 2002           -  -       -  -       -  -       -  -    (159,191)    (159,191)
               -------  ---------  ---------  ---------  --------   ----------

Balance,
 December 31,
 2002         $ -  -   $        1 $        9 $      (10)$(159,191) $  (159,191)
               -------  ---------  ---------  ---------  --------   ----------

Proceeds
 from
 issuance
 of 827,698
 shares         -  -      827,698  7,449,282         10    -  -      8,276,990

Deferred
 registration
 costs          -  -       -  -     (303,858)    -  -      -  -       (303,858)

Net loss,
 2003           -  -       -  -       -  -       -  -    (647,607)    (647,607)
               -------  ---------  ---------  ---------  --------   ----------

Balance,
 December 31,
 2003         $ -  -   $  827,699 $7,145,433 $   -  -   $(806,798) $ 7,166,334
               ======= ========== ========== ========== =========  ===========


                  Refer to notes to the financial statements.




                         FREEDOM BANCSHARES, INC.
                     (A DEVELOPMENT STAGE ENTERPRISE)
                         STATEMENT OF CASH FLOWS

                                                                       From
                                                                    inception,
                                                                    October 2,
                                    For the          For the           2002
                                   year ended       year ended        through
                                  December 31,     December 31,     December 31,
                                     2003             2002             2003
                                  ------------     ------------     ------------
Revenues                           $   27,810       $   -  -         $   27,810
                                    ---------        ---------        ---------
Cash flows from operating activities:
------------------------------------
  Net (loss)                       $ (647,607)      $ (159,191)      $ (806,798)
  Adjustments to reconcile net
  (loss) to net cash used by
  pre-operating activities
  of the development stage:
      Depreciation                      4,918              533            5,451
  (Increase) in registration
   costs                               29,216          (29,216)          -  -
  (Increase) in other assets          (84,512)          (3,208)         (87,720)
  Increase in payables                    797           61,013           61,810
                                    ---------        ---------        ---------
Net cash used by pre-operating
 activities of the
 development stage                 $ (697,188)      $ (130,069)      $ (827,257)
                                    ---------        ---------        ---------

Cash flows from investing activities:
------------------------------------
  Purchase of fixed assets         $ (271,932)      $   (9,596)      $ (281,528)
                                    ---------        ---------        ---------
Net cash used
 by investing activities           $ (271,932)      $   (9,596)      $ (281,528)
                                    ---------        ---------        ---------

Cash flows from financing activities:
------------------------------------
  Sale of stock                    $8,276,990       $   -  -         $8,276,990
  Deferred registration costs        (303,858)          -  -           (303,858)
  Borrowings                         (173,500)         173,000           -  -
                                    ---------        ---------        ---------

Net cash provided
 by financing activities           $7,799,632       $  173,000       $7,973,132
                                    ---------        ---------        ---------

Net increase in cash               $6,830,512       $   33,835       $6,864,347
Cash, beginning of year                33,835           -  -             -  -
                                    ---------        ---------        ---------

Net increase in cash               $6,864,347       $   33,835       $6,864,347
                                    =========        =========        =========

Supplemental Information:

Cash paid for:
  Interest                         $   19,509       $      780       $   20,289
                                    =========        =========        =========
  Income taxes                     $   -  -         $   -  -         $   -  -
                                    =========        =========        =========


                     Refer to notes to the financial statements




                           FREEDOM BANCSHARES, INC.
                       (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2003 AND 2002

NOTE 1 - SUMMARY OF ORGANIZATION

     Freedom Bancshares, Inc., Commerce, Georgia (the "Company") is a proposed one-bank holding company with respect to a de novo bank, Freedom Bank of Georgia (In Organization), Commerce, Georgia (the "Bank"). Prior to the Company's incorporation on January 17, 2003, a group of organizers formed FB Investors, LLC (the "LLC") to facilitate in the initial process of organizing and forming both the Company and the Bank. Although LLC was officially organized November 12, 2002, it had commenced operation on October 2, 2002, the date of inception. On January 24, 2003, LLC's Board of Directors assigned and transferred all of the assets and liabilities of the LLC to the Company. Accordingly, all assets, liabilities, rights, revenues and expenses acquired, incurred or undertaken by LLC from inception, October 2, 2002, have been transferred to the Company. As a result, all financial transactions undertaken by the LLC from inception, October 2, 2002, until December 31, 2003 are reflected in the Company's financial statements as of and for the periods ended December 31, 2002 and 2003.

     The Federal Deposit Insurance Corporation (the "FDIC") issued its approval to insure the Bank's deposits for up to $100,000 per depositor on July 17, 2003. On September 22, 2003, the Federal Reserve Board (the "FRB") issued its approval of the Company to become the Bank's parent; and on October 3, 2003, the Company gained final, regulatory approval from the Georgia Department of Banking and Finance (the "GaDBF") to charter the Bank.

     The Company's articles of incorporation authorize its Board of Directors, without further action by the shareholders, to issue up to 10.0 million shares of its $1.00 par value per share common stock ("Common Stock"). Each share entitles its owners to one vote and shareholders have no preemptive, cumulative voting or conversion rights. As of December 31, 2003, 827,699 shares of the Company's Common Stock were issued and outstanding.

     The Company's articles of incorporation also authorize its Board of Directors to issue up to 2.0 million shares of its zero par value per share preferred stock ("Preferred Stock"). The Company's Board of Directors may, without further action by the shareholders, direct the issuance of Preferred Stock for any proper corporate purpose with preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges which could adversely affect the voting power or other rights of shareholders of Common Stock. As of December 31, 2003, there were no shares of the Company's Preferred Stock issued or outstanding.

     The Company filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 800,000 and maximum of 1,200,000 shares of its $1.00 par value Common Stock (the "Offering"). On November 19, 2003, the Company broke escrow having sold the minimum (800,000) required shares. As of the date of the financial statements, (December 31, 2003), sales of the Company's shares of common stock were still underway. Upon completion of the offering in February, 2004, the Company had sold 931,564 shares of its common stock.

     In connection with the Company's formation and Offering, the Company received regulatory approval to issue 184,140 stock warrants to its organizers. Each warrant entitles its owner to purchase one share of Common Stock for a price of $10.00. The warrants will vest in one-third annual increments over a three-year period beginning on the one-year anniversary date of the issuance of Common Stock sold in the Offering. Warrants, when vested, will be exercisable for a period of no more than ten years from the date that the Company issues the Common Stock that is sold in the Offering, or no more than ninety days after a warrant holder ceases to be either a director or senior executive of the Company, whichever period is shorter. As of December 31, 2003, 174,140 warrants were awarded but not issued.

     The Company has reserved up to 80,000 shares of Common Stock for issuance under a stock option plan, which is administered by the Company's Personnel and Compensation Committee (the "Committee"). The Committee has the authority to award stock options to eligible persons, to determine exercise price, expiration date, forfeiture or termination provisions, and all other administrative responsibilities. As of December 31, 2003, the Company has awarded 72,500 such options. Each option entitles its holder to purchase one share of Common Stock for a price of $10.00. The options will vest in one-third annual increments over a three-year period beginning on the one-year anniversary date of the issuance of the options and will be exercisable for a period of no more than ten years from the date that the Company issues the options.

     The Company is a development stage enterprise as defined by the Financial Accounting Standards Board Statement No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business, its planned principal operations have not commenced and there has been no significant revenue from the planned principal operations.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING. The accounting and reporting policies of the Company conform to generally accepted accounting principles for a development stage enterprise. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, shareholders' equity (deficit) and net income (loss). Actual results may differ significantly from those estimates. The Company uses the accrual basis of accounting by recognizing revenues when they are earned and expenses in the period incurred, without regard to the time of receipt or payment of cash. The Company has adopted a fiscal year that ends on December 31, effective for the period ended December 31, 2002.

     CASH AND CASH EQUIVALENTS. Cash refers to cash that is held at an unrelated financial institution. Cash equivalents refers to financial instruments that are almost as liquid as cash, such as federal funds sold.
At December 31, 2003 and 2002, cash and cash equivalents amounted to $6,864,347 and $33,835, respectively.

     ORGANIZATIONAL EXPENSES. Organizational expenses are costs that have been incurred in the expectation that they will generate future revenues or otherwise benefit periods after the Company reaches the operating stage. Organizational expenses generally include incorporation, legal and accounting fees incurred in connection with establishing a business. Organizational costs are expensed when incurred.

     PROPERTY AND EQUIPMENT. Furniture and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2003 and 2002.

     DEFERRED REGISTRATION COSTS. Deferred registration costs are deferred and incremental costs incurred by the Company in connection with the underwriting and issuance of its own Common Stock. Deferred registration costs do not include any allocation of salaries, overhead or similar costs. Because the Company met its goal of selling at least 800,000 shares of Common Stock, deferred registration costs were zeroed-out and applied against the Company's paid-in-capital. The charge against paid-in-capital is reflected in the Company's December 31, 2003 financial statements.

     INCOME TAXES. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In the event the future tax consequences of difference between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

     STOCK-BASED COMPENSATION. The Company will follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretation, in accounting for its proposed options and warrants rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). APB 25 provides that the compensation expense relative to the Company's options and warrants is measured based on the intrinsic value of the option/warrant. SFAS 123 requires companies that continue to follow APB 25 to provide a pro-forma disclosure of the impact of applying the fair value method of SFAS 123.

     PRO-FORMA NET LOSS PER COMMON SHARE. Pro-forma net loss per common share is calculated by dividing net loss by the minimum number of common shares (800,000) that would be outstanding in the event the Offering is successful. This treatment is consistent with SEC's Staff Accounting Bulletin Topic 1-B. The pro-forma net loss per share for the period from inception, (October 2, 2002), through December 31, 2002 is $(.20). Net loss per share for the year ended December 31, 2003 is $(.81).

     STATEMENT OF CASH FLOWS. The statement of cash flows was prepared using the indirect method. Under this method, net loss was reconciled to net cash flows from pre-operating activities by adjusting for the effects of current assets and short-term liabilities.

     RECENT ACCOUNTING PRONOUNCEMENTS. In January 2003, the Financial Accounting Standards Board ("FASB") issued Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (the Interpretation), FASB Interpretation No. 46 ("FIN 46"). The purpose of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interest in an entity will need to consolidate that entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and or receive a majority of the VIE's expected residual returns, if they occur. As of December 31, 2003, management believes that the Company does not have any VIE's which would be consolidated under the provisions of FIN 46.

     In December 2003, the FASB issued a revision of FIN 46. The Revised Interpretation codifies both the proposed modifications and other decisions previously issued through certain FASB Staff Positions (FSPs) and supersedes the original Interpretation to include: (1) deferring the effective date of the Interpretation's provisions for certain variable interests, (2) providing additional scope exceptions for certain other variable interests, (3) clarifying the impact of troubled debt restructurings on the requirement to reconsider (a) whether an entity is a VIE or (b) which party is the primary beneficiary of a VIE, and (4) revising Appendix B of the Interpretation to provide additional guidance on what constitutes a variable interest. The revised Interpretation is effective for financial statements of periods ending after March 15, 2004.

     Adoption of the revised FIN 46 will not have an adverse effect on the Company's financial position, results of operations, or liquidity.

     SFAS NO. 149 "AMENDMENT OF STATEMENT 133 ON DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES." In April 2003, the FASB issued SFAS No. 149, which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," resulting in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and should be applied prospectively. Adoption of SFAS No. 149 will not have a material impact on the Company's financial position, results of operations or liquidity.

     SFAS NO. 150 "ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY." In May 2003, the FASB issued SFAS No. 150, which establishes standards for how certain financial instruments with characteristics of both liabilities and equity should be measured and classified. Certain financial instruments with characteristics of both liabilities and equity will be required to be classified as a liability. This statement is effective for financial instruments entered into or modified after May 31, 2003, and July 1, 2003 for all other financial instruments with the exception of existing mandatorily redeemable financial instruments issued by limited life subsidiaries which have been indefinitely deferred from the scope of the statements. The Company does not believe the adoption of SFAS 150 will have a material impact on the Company's financial position, results of operation or liquidity.

     STATEMENT OF POSITION 03-3 ("SOP 03-3"): "ACCOUNTING FOR CERTAIN LOANS OR DEBT SECURITIES ACQUIRED IN A TRANSFER" In December 2003, the American Institute of Certified Public Accountants ("AICPA") issued SOP 03-3. SOP 03-3 requires loans acquired through a transfer, such as a business combination, where there are differences in expected cash flows and contractual cash flows due in part to credit quality be recognized at their fair value. The excess of contractual cash flows over expected cash flows is not to be recognized as an adjustment of yield, loss accrual, or valuation allowance. Valuation allowances cannot be created nor "carried over" in the initial accounting for loans acquired in a transfer on loans subject to SFAS 114, "Accounting by Creditors for Impairment of a Loan." This SOP is effective for loans acquired after December 31, 2004, with early adoption encouraged. The Company does not believe the adoption of SOP 03-3 will have a material impact on the Company's financial position, results of operations or liquidity.

     In December 2003, the FASB issued a revision of SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits. Most of the provisions of the revised statements are effective for fiscal years ending after December 15, 2003. The Statement requires more detailed disclosures about plan assets, investment strategies, benefit obligations, cash flows, and the assumptions used in accounting for the plans. Adoption of the revision to SFAS No. 132 will not have a material impact on the Company's financial position, results of operations or liquidity.

     On December 11, 2003, the SEC Staff announced its intention to release a Staff Accounting Bulletin in order to clarify existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments, subject to Derivative Implementation Group Issue C-13, When a Loan Commitment is included in Scope of Statement 133. The new guidance is expected to require all registrants to begin accounting for these commitments subject to SFAS No. 133 as written options that would be reported as liabilities until they are exercised or expire. The provisions of this guidance are expected to be effective for loan commitments entered into after March 31, 2004. Management intends to adopt the provisions of this guidance effective April 1, 2004 and does not anticipate that the adoption will have a materially adverse effect on the Company's financial position, results of operations or liquidity.


NOTE 3 - PROPERTY AND EQUIPMENT

     Components of property and equipment included in the balance sheet as of December 31, 2003 and 2002 follow:

                                                    December 31,
                                                  2003       2002
     Land                                      $  241,430   $  -  -
     Modular building                              21,250      -  -
     Furniture and equipment                       18,848        9,596
       Property and equipment, gross           $  281,528   $    9,596
     Deduct:
       Accumulated depreciation                    (5,451)        (533)
                                                ---------    ---------
       Property and equipment, net             $  276,077   $    9,063
                                                =========    =========

     During calendar years 2003 and 2002, the Company incurred approximately $271,932 and $9,596 in capital outlay for its property and equipment.

     Depreciation expense for the years ended December 31, 2003 and 2002 amounted to $4,918 and $533, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

      Type of Asset                 Life in Years        Depreciation Method
      -------------                 -------------        -------------------
      Modular building                   1                   Straight-line
      Furniture and equipment	         5 to 7                Straight-line


NOTE 4 - COMMITMENTS AND CONTINGENCIES

     In connection with the Company's formation and the organization of its subsidiary Bank, the Company entered into an agreement with a bank consulting firm to assist it in preparing and filing all applications with the regulatory authorities. The Company engaged a law firm to prepare and file all organizational and incorporation papers, as well as prepare a Registration Statement on Form SB-2. An accounting firm was engaged to audit and express an opinion on the Company's financial statements as of and for the periods ended December 31, 2002 and 2003. Another entity was engaged to assist the Company in selling its Common Stock.

     The Company has entered into an employment agreement with its President and Chief Executive Officer (the "CEO"), providing for an initial term of three years. The agreement provides for a base salary, an incentive bonus based on the Company's performance, stock options and other customary benefits commensurate with his employment.

     The Company has entered into an employment agreement with its Executive Vice President/Senior Lending Officer, providing for an initial term of three years. The agreement provides for a base salary, stock options, and other customary benefits commensurate with his employment.

     In connection with the Company's formation and initial offering, an aggregate of 40,000 stock options will be granted to the Company's CEO and Executive Vice President/Senior Lending Officer (collectively, "Senior Management"). These options will vest equally over a three-year period. The options expire on the tenth anniversary of the options grant date unless the affected member of Senior Management was terminated for cause (3 months) or death/disability (one year). Subject to regulatory approvals, stock options aggregating 10,000 will be issued to two professionals who were hired to assist the Company in its efforts to obtain regulatory approvals and raise equity capital.


NOTE 5 - RELATED PARTY TRANSACTIONS

     Members of the Board of Directors purchased 194,140 shares of the Company's Common Stock and received 174,140 warrants. Each warrant entitles its holder to purchase, at any time within ten years from the first anniversary of the date that the Company first issues its Common Stock, an additional share of the Company's Common Stock for $10.00.

     The Company purchased an unimproved property (the "Lot") from a director. The Lot will be utilized for the Bank's temporary and eventually permanent banking facilities. After the Bank becomes operational, construction of the main/permanent building would commence. The Board obtained an independent appraisal of the Lot to establish that the purchase price was no less favorable than the price in a comparable sale to an unrelated party.

     The Company leased office space from a business concern that is a related party to one of the Company's board members. For the years ended December 31, 2003 and 2002, lease expense under this lease amounted to $18,000 and $4,306, respectively.

     Please refer to Note 1 concerning warrants and stock options.

     Please refer to Note 4 concerning the employment agreements with Senior Management.

     Please refer to Note 1 concerning the assignment of assets and liabilities from LLC to the Company.


NOTE 6 - INCOME TAXES

     The following summarized the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at December 31, 2003 and 2002:

                                                2003        2002
                                                ----        ----
      Deferred tax asset
       relating to pre-opening expenses      $ 310,600    $  61,300
      Valuation allowance                     (310,600)     (61,300)
                                              --------     --------
      Net deferred taxes                     $       0    $       0
                                              ========     ========

     The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.


NOTE 7 - SUBSEQUENT EVENTS

     Subsequent to December 31, 2003 and prior to the issuance of this audit report, the Company awarded the additional 10,000 stock warrants, as described under Note 1, to a director, bringing the total number of warrants awarded to 184,140.