Form 10KSB, Exhibit 13
period 2004-12-31
FREEDOM BANCSHARES INC
filed 2005-03-31
CIK 1216997

EXHIBIT 13.1
[GRAPHIC OMITED]

                            FREEDOM BANCSHARES, INC.
                        CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2004

                              FREEDOM BANCSHARES, INC.
                                   AND SUBSIDIARY

                                 DECEMBER 31, 2004

                                 TABLE OF CONTENTS
                                 -----------------


                                                                            PAGE

                                                                          REFERENCE
                                                                          ---------

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS                       1-2

FINANCIAL STATEMENTS
--------------------

  Consolidated Balance Sheets                                                     3

  Consolidated Statements of Operations and Other Comprehensive Loss              4

  Consolidated Statements of Changes in
    Stockholders' Equity                                                          5

  Consolidated Statements of Cash Flows                                         6-7

  Notes to Consolidated Financial Statements                                   8-33

SUPPLEMENTAL INFORMATION
------------------------

  Independent Registered Public Accounting Firm's Report on Supplemental
    Information                                                                  34

  Consolidating Balance Sheet                                                    35

  Consolidating Statement of Operations and Other Comprehensive Loss             36

  Consolidating Statement of Changes in Stockholders' Equity                     37

  Consolidating Statement of Cash Flows                                          38

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board  of  Directors
Freedom  Bancshares,  Inc.
Commerce,  Georgia  30529

We have audited the accompanying consolidated balance sheet of Freedom Bancshares, Inc. and its wholly owned subsidiary, Freedom Bank of Georgia, as of December 31, 2004, and the related consolidated statements of operations and other comprehensive loss, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstate-ment. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Freedom Bancshares, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.



\S\ Nichols Cauley & Associates, LLC.




Atlanta,  Georgia

January  21,  2005

                               FRANCIS & CO., CPAS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



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


/s/  Francis  &  Co.,  CPAs

Atlanta, Georgia
February 27, 2004

                                FREEDOM BANCSHARES, INC.
                                     AND SUBSIDIARY

                              CONSOLIDATED BALANCE SHEETS

                               DECEMBER 31, 2004 AND 2003

                                                                  2004         2003
                                                              ------------  -----------
ASSETS
------
Cash and due from banks                                       $   646,307   $6,864,347
Interest-bearing deposits in other banks                        1,695,094           --
Federal funds sold                                              2,067,254           --
Securities available for sale (at fair value)                   8,768,221           --
Loans, less allowance for loan losses of $515,000
  and $-0-, respectively                                       34,334,122           --
Federal Home Loan Bank stock                                      249,200           --
Accrued interest receivable                                       334,032           --
Premises and equipment, net                                     2,142,519      276,077
Other assets                                                       68,642       87,720
                                                              ------------  -----------

      Total assets                                            $50,305,391   $7,228,144
                                                              ============  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits:
  Non-interest-bearing demand                                 $ 2,577,646   $       --
  Interest-bearing                                             36,631,137           --
                                                              ------------  -----------
      Total deposits                                           39,208,783           --

Accrued interest payable                                           49,813           --
Federal Home Loan Bank advances                                 3,700,000           --
Other liabilities                                                  67,552       61,810
                                                              ------------  -----------
      Total liabilities                                        43,026,148       61,810
                                                              ------------  -----------

Stockholders' equity:
  Common stock, par value $1, 10,000,000 shares authorized,
    947,789  and 827,699 shares issued and outstanding
    at December 31, 2004 and 2003, respectively                   947,789      827,699
  Additional paid-in capital                                    8,226,243    7,145,433
  Retained deficit                                             (1,863,589)    (806,798)
  Accumulated other comprehensive income (loss)                   (31,200)          --
                                                              ------------  -----------
      Total stockholders' equity                                7,279,243    7,166,334
                                                              ------------  -----------

      Total liabilities and stockholders' equity              $50,305,391   $7,228,144
                                                              ============  ===========

        See accompanying report of independent registered public accounting firm and notes to financial statements.

                                FREEDOM BANCSHARES, INC.
                                     AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE LOSS
                       YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
              FROM OCTOBER 2, 2002 (DATE OF INCEPTION) TO DECEMBER 31, 2002

                                                    2004         2003        2002
                                                ------------  ----------  ----------
Interest and dividend income:
  Loans, including fees                         $ 1,329,071   $      --   $      --
  Securities available for sale                     155,940          --          --
  Other                                                 742      27,810           --
  Federal funds sold                                 28,872          --          --
                                                ------------  ----------  ----------
                                                  1,514,625      27,810          --
                                                ------------  ----------  ----------

Interest expense:
  Deposits                                          435,325          --          --
  Federal funds purchased                               491          --          --
  Federal Home Loan Bank advances                    16,893          --          --
  Other                                                  --      19,509         780
                                                ------------  ----------  ----------
                                                    452,709      19,509         780
                                                ------------  ----------  ----------

      Net interest income (loss)                  1,061,916       8,301        (780)

Provision for loan losses                           515,000          --          --
                                                ------------  ----------  ----------

      Net interest income (loss) after
         provision for loan losses                  546,916       8,301        (780)

Noninterest income:
  Service charges on deposit accounts                14,956          --          --
  Other service charges, commissions and fees        10,172          --          --
                                                ------------  ----------  ----------
                                                    572,044       8,301        (780)
Noninterest expense:
  Salaries and employee benefits                    941,745     444,123      60,781
  Occupancy                                         148,335      22,918       4,839
  Other operating                                   538,755     188,867      92,791
                                                ------------  ----------  ----------

      Net income (loss)                          (1,056,791)   (647,607)   (159,191)

Other comprehensive income (loss) -
  Unrealized loss on securities available
    for sale                                        (31,200)         --          --
                                                ------------  ----------  ----------
    Comprehensive loss                          $(1,087,991)  $(647,607)  $(159,191)
                                                ============  ==========  ==========

      Net income (loss) per share
         of common stock
            Basic                               $     (1.14)  $   (0.81)  $   (0.20)
                                                ============  ==========  ==========
            Diluted                             $     (1.14)  $   (0.81)  $   (0.20)
                                                ============  ==========  ==========

        See accompanying report of independent registered public accounting firm and notes to financial statements.

                                                 FREEDOM BANCSHARES, INC.
                                                      AND SUBSIDIARY

                                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                        YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
                               FROM OCTOBER 2, 2002 (DATE OF INCEPTION) TO DECEMBER 31, 2002


                                                   Accumulated
                                                     Common       Additional      Other
                                                      Stock        Paid-in       Retained     Comprehensive
                                                    Par Value      Capital       Deficit      Income (Loss)      Total
                                                  -------------  ------------  ------------  ---------------  ------------
  Proceeds from issuance of 1 share               $          1   $         9   $        --   $           --   $        10
  Net loss for 2002                                         --            --      (159,191)              --      (159,191)
                                                  -------------  ------------  ------------  ---------------  ------------

Balance, December 31, 2002                                   1             9      (159,191)              --      (159,181)

  Proceeds from issuance of 827,698 shares             827,698     7,449,282            --               --     8,276,980
  Deferred registration costs                               --      (303,858)           --               --      (303,858)
  Net loss for 2003                                         --            --      (647,607)              --      (647,607)
                                                  -------------  ------------  ------------  ---------------  ------------

Balance, December 31, 2003                             827,699     7,145,433      (806,798)              --     7,166,334
                                                                                                              ------------

  Proceeds from issuance of 120,090 shares             120,090     1,080,810            --               --     1,200,900
                                                                                                              ------------
  Comprehesive income (loss):
    Net loss for 2004                                       --            --    (1,056,791)              --    (1,056,791)
    Change in accumulated other
      comprehensive income (loss), net of taxes             --            --            --          (31,200)      (31,200)
                                                                                                              ------------
    Total comprehensive income (loss)                                                                          (1,087,991)
                                                  -------------  ------------  ------------  ---------------  ------------

Balance, December 31, 2004                        $    947,789   $ 8,226,243   $(1,863,589)  $      (31,200)  $ 7,279,243
                                                  =============  ============  ============  ===============  ============

                         See accompanying report of independent registered public accounting firm and notes to financial statements.

                                  FREEDOM BANCSHARES, INC.
                                       AND SUBSIDIARY

                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                         YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
                FROM OCTOBER 2, 2002 (DATE OF INCEPTION) TO DECEMBER 31, 2002

                                                          2004          2003         2002
                                                      -------------  -----------  ----------
Cash flow from operating activities:
  Net loss                                            $ (1,056,791)  $ (647,607)  $(159,191)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                          91,032        4,918         533
      Provision for loan losses                            515,000           --          --
      Increase in accrued interest receivable             (334,032)          --          --
      Decrease (increase) in registration costs                 --       29,216     (29,216)
      Decrease (increase) in other assets                   19,078      (84,512)     (3,208)
      Increase in accrued interest payable                  49,813           --          --
      Increase in other liabilities                          5,742          797      61,013
                                                      -------------  -----------  ----------

      Net cash flow used by operating activities          (710,158)    (697,188)   (130,069)
                                                      -------------  -----------  ----------

Cash flow from investing activities:
  Increase in loans, net                               (34,849,122)          --          --
  Purchase of Federal Home Loan Bank stock                (249,200)          --          --
  Purchases of securities available for sale            (8,799,421)          --          --
  Purchases of premises and equipment                   (1,957,474)    (271,932)     (9,596)
                                                      -------------  -----------  ----------
      Net cash flow used by investing activities       (45,855,217)    (271,932)     (9,596)
                                                      -------------  -----------  ----------

Cash flow from financing activities:
  Proceeds from issuance of stock                        1,200,900    8,276,990          --
  Increase in deposits, net                             39,208,783           --          --
  Deferred registration costs                                   --     (303,858)         --
  Proceeds from FHLB advances                            3,700,000           --          --
  Proceeds from other borrowings                                --           --     173,500
  Payments of other borrowings                                  --     (173,500)         --
                                                      -------------  -----------  ----------
      Net cash flow provided by financing activities    44,109,683    7,799,632     173,500
                                                      -------------  -----------  ----------

Net (decrease) increase in cash and cash equivalents    (2,455,692)   6,830,512      33,835
Cash and cash equivalents at beginning of year           6,864,347       33,835          --
                                                      -------------  -----------  ----------
Cash and cash equivalents at end of year              $  4,408,655   $6,864,347   $  33,835
                                                      =============  ===========  ==========

          See accompanying report of independent registered public accounting firm and notes to financial statements.

                                 FREEDOM BANCSHARES, INC.
                                      AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 2004 AND 2003 AND
          FROM OCTOBER 2, 2002 (DATE OF INCEPTION) TO DECEMBER 31, 2002
                                                                    2004      2003   2002
                                                                ---------  -------  -----

  Supplemental schedule of noncash investing and financing activities -

    Decrease in accumulated other
      comprehensive income (loss)                               $(31,200)  $    --  $  --
                                                                =========  =======  =====

  Supplemental disclosures of cash flow information-
    Cash paid during the year for:

      Interest                                                  $402,896   $19,509  $ 780
                                                                =========  =======  =====

      Income taxes                                              $     --   $    --  $  --
                                                                =========  =======  =====

          See accompanying report of independent registered public accounting firm and notes to financial statements.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------

     The accounting and reporting policies of Freedom Bancshares, Inc. (Company) and subsidiary conform to generally accepted accounting principles of the United States of America and with general practices within the banking industry. The following is a description of the more sig-nificant of those policies that the Company follows in preparing and presenting its consolidated financial statements.

     Reporting Entity and Nature of Operations
     -----------------------------------------

     The Company was formed and commenced operations in 2003. The Company operates as a bank holding company with one State of Georgia chartered bank subsidiary. At December 31, 2004 the Company owned one hundred (100) percent of the outstanding stock of its subsidiary, Freedom Bank of Georgia.

     Freedom Bank of Georgia (Bank) is a state bank chartered under the laws of Georgia and commenced operations in 2004. The Bank's main office is located in Commerce, Georgia. The main emphasis of the Bank is on retail banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank's primary source of revenue is providing loans to customers within its geographical area.

     Development Stage
     -----------------

     Prior to the Company's incorporation on January 17, 2003, a group of organizers formed FB Investors, LLC (the LLC) to facilitate in the initial process of organizing and forming both the Company and the Bank. On January 24, 2003, the LLC's Board of Directors assigned and transferred all of the assets and liabilities of the LLC to the Company, and, accordingly, all assets, liabilities, rights, revenues and expenses of the LLC from its inception, October 2, 2002, have been transferred to the Company.

     The Federal Deposit Insurance Corporation issued its approval to insure the Bank's deposits for up to $100,000 per depositor on July 17, 2003. On September 22, 2003, the Federal Reserve Board issued its approval of the Company to become the Bank's parent; and on October 3, 2003, the Company gained final, regulatory approval from the Georgia Department of Banking and Finance to charter the Bank. The Bank commenced operations on February 17, 2004

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:
     ----------------------------------------------

     Principles of Consolidation and Statements Presentation
     -------------------------------------------------------

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Use of Estimates in the Preparation of Financial Statements
     -----------------------------------------------------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation allowances associated with the realization of deferred tax assets which are based on future taxable income. In connection with the determination of the allowances for losses on loans, management obtains independent appraisals for significant properties.

     Management believes the allowances for losses on loans are adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans may change materially in the near term.

     Investment  Securities
     ----------------------

     Debt securities that management has the positive intent and the Company has the ability to hold to maturity are classified as securities held to maturity and are recorded at amortized cost. Securities not classified as securities held to maturity, including equity securities with readily, determinable fair values, are securities available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. There were no held to maturity or trading securities during 2004 and 2003.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:
     ----------------------------------------------

     Investment  Securities
     ----------------------

     Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less that cost, (2) the financial condition and near -term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

     Loans  Receivable
     -----------------

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

     Interest on commercial, real estate loans and installment loans is credited to income on a daily basis based upon the principal amount outstanding.

     Loan origination fees and certain direct origination costs, less the costs associated with closing the loan, are capitalized and recognized as an adjustment of the yield of the related loan.

     The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------

     Loans  Receivable
     -----------------

     The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses. Management's periodic evaluation of the adequacy of the allowance is based on the Company's past loan loss expenses and on peer bank loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. However, the amount of the change that is reasonably possible cannot be estimated.

     The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan's initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable of foreclosure it has been charged down to fair value, less estimated cost to sell.

     Federal Home Loan Bank Stock
     ----------------------------

     Federal Home Loan Bank (FHLB) stock represents an equity interest in a FHLB. It does not have a readily determinable fair value because its ownership is restricted and it lacks a market.

     Premises  and  Equipment
     ------------------------

     Premises and equipment are stated at cost less accumulated depreciation, computed principally on the straight-line method over the estimated useful lives of the assets.

     Maintenance and repairs that do not extend the useful life of the premises and equipment are charged to expense. The useful lives of premises and equipment are as follows:


     Asset Type                         Useful Life
     ----------                         -----------

     Building                              40 years
     Furniture, equipment and software    3-7 years

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:
     -----------------------------------------------

     Income  Taxes
     -------------

     Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

     A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.

     The operating results of the Company and its subsidiary are included in consolidated income tax returns.

     Stock  Compensation  Plan
     -------------------------

     Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board
     Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company's Stock Incentive Plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

     Had compensation cost for the Company's Stock Incentive Plan been determined based on the fair value at the grant dates for awards under the Stock Incentive Plan consistent with the method prescribed by SFAS 123, the Company's net income and earnings per share would not have changed as none of the options granted during the year were vested at December 31, 2004 as indicated below:

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:
     ----------------------------------------------

     Stock  Compensation  Plan
     -------------------------

                                       Years Ended December 31,     October 2, 2002
                                       ------------------------  (date of inception)to
                                           2004         2003       December 31, 2002
                                       ------------  ----------  ---------------------
Net income (loss), as reported         $(1,056,791)  $(647,607)  $           (159,191)
                                       ------------  ----------  ---------------------
Additional expense had the Company
  adopted SFAS 123                              --          --                     --
Related tax benefit                             --          --                     --
                                       ------------  ----------  ---------------------
  Pro forma net income (loss)          $(1,056,791)  $(647,607)  $           (159,191)
                                       ============  ==========  =====================

Basic net income (loss) per share:
  As reported                          $     (1.14)  $   (0.81)  $              (0.20)
                                       ------------  ----------  ---------------------
  Pro forma                            $     (1.14)  $   (0.81)  $              (0.20)
                                       ------------  ----------  ---------------------
Diluted net income (loss) per share:
  As reported                          $     (1.14)  $   (0.81)  $              (0.20)
                                       ------------  ----------  ---------------------
  Pro forma                            $     (1.14)  $   (0.81)  $              (0.20)
                                       ------------  ----------  ---------------------

     Net  Income  (Loss)  Per  Share
     -------------------------------

     Basic net income (loss) per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company related solely to outstanding stock options and warrants, and are determined using the treasury stock method. For the year ended December 31, 2003 and from October 2, 2002 (date of inception) through December 31, 2002 the net loss per common share is calculated by dividing net loss by the minimum number of common shares (800,000) that was required upon the successful offering. This accounting is consistent with the Securities and Exchange Commission's (SEC) Staff Accounting Bulletin Topic 1-B.

     Net income (loss) per common share for the years ended December 31, 2004 and 2003 and from October 2, 2002 (date of inception) through December 31, 2002 have been computed based on the following:

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------

     Net  Income  (Loss)  Per  Share
     -------------------------------

                                                                  Years Ended December 31,
                                                               2004         2003        2002
                                                           ------------  ----------  ----------
Net income (loss) applicable to common stock               $(1,056,791)  $(647,607)  $(159,191)
                                                           ------------  ----------  ----------
Average number of common shares outstanding                    928,706     800,000     800,000
Effect of dilutive options                                          --          --          --
                                                           ------------  ----------  ----------
Average number of common shares outstanding used
  to calculate diluted net income (loss) per common share      928,706     800,000     800,000
                                                           ============  ==========  ==========

     Comprehensive  Income
     ---------------------

     Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

     Deferred  Registration  Costs
     -----------------------------

     Deferred registration consists of incremental costs incurred by the Company in connection with the underwriting and issuance of its own common stock. Deferred registration costs do not include any allocation of salaries, overhead or similar costs. Because the Company met its goal of selling at least 800,000 shares of common stock, deferred registration costs were zeroed-out and applied against the Company's paid-in-capital. The charge against paid-in-capital is reflected on the consolidated statements of changes in stockholders' equity.

     Cash  Equivalents
     -----------------

     For purposes of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "cash and due from banks", "interest-bearing deposits in other banks" and "federal funds sold." Cash flows from demand deposits, savings deposits, federal funds purchased and sold, renewals and extensions of loan and time deposits are reported net.

     The Bank is required to maintain reserve balances in cash or on deposit to meet Federal regulatory reserve requirements.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:
     ----------------------------------------------

     Financial  Instruments
     ----------------------

     In the ordinary course of business the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

     Fair  Values  of  Financial  Instruments
     ----------------------------------------

     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company's consolidated financial instruments, the fair values of such instruments have been derived based on management's assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

          Cash and short-term instruments. The carrying amounts of cash and short-term instruments approximate their fair value.

          Securities available-for-sale. Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

          Loans receivable. For variable-rate loans, those repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES:
     ----------------------------------------------

     Fair  Values  of  Financial  Instruments
     ----------------------------------------

          Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Federal Home Loan Bank advances. Fair values of fixed rate convertible FHLB borrowings are based on FHLB's Market Rate Shock Report. The carrying amount on variable rate borrowings approximates their fair value.

          Accrued interest. The carrying amounts of accrued interest approximate their fair values.

          Off-balance-sheet instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

     Advertising
     -----------

     The Company expenses advertising costs as incurred. For the years ended, December 31, 2004 and 2003 and from October 2, 2002 (date of inception) to December 31, 2002 advertising expense was $46,961, $22,466, and $-0-, respectively.

     Reclassifications
     -----------------

     Certain reclassifications have been made to the December 31, 2003 and 2002 financial statements in order to be better compared to the December 31, 2004 financial statements.

2.   SECURITIES  AVAILABLE  FOR  SALE:
     --------------------------------

     The amortized cost, gross unrealized gains and losses, and estimated fair values of securities available for sale at December 31, 2004 are summarized as follows:

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.   SECURITIES  AVAILABLE  FOR  SALE:
     --------------------------------

                                           December 31, 2004
                            ----------------------------------------------
                              Gross        Gross       Gross     Estimated
                            Amortized   Unrealized   Unrealize      Fair
                               Cost        Gains       Losses      Value
                            ----------  -----------  ----------  ----------
U.S. government agencies    $2,554,426  $       106  $   18,112  $2,536,420

Mortgage-backed securities   6,265,795       25,231      59,225   6,231,801
                            ----------  -----------  ----------  ----------

                            $8,820,221  $    25,337  $   77,337  $8,768,221
                            ==========  ===========  ==========  ==========

     The amortized costs and estimated fair values of securities available for sale at December 31, 2004, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Available for Sale
                                       -----------------------
                                       Amortized    Estimated
                                          Cost     Fair Value
                                       ----------  -----------

Due in one year or less                $       --  $        --
Due after one year through five years   2,254,426    2,240,350
Due after five years                    5,352,622    5,299,066
Due after ten years                     1,213,173    1,228,805
                                       ----------  -----------

                                       $8,820,221  $ 8,768,221
                                       ==========  ===========

     For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

     There were no sales of securities available for sale, and no gains or losses, for the years ended December 31, 2004 and 2003 and from October 2, 2002 (date of inception) to December 31, 2002. Included in stockholders' equity at December 31, 2004 is $(31,200) of net unrealized losses on investment securitieS available for sale.

     Investment securities with an amortized cost of $110,877 at December 31, 2004 were pledged as collateral on public deposits and for other purposes as required by law. The fair values of the pledged securities were $108,833 at December 31, 2004.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.   SECURITIES  AVAILABLE  FOR  SALE:
     ---------------------------------

     Taxable interest income on securities was $155,940 for the year ended December 31, 2004.

     Information pertaining to securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

                            Less Than Twelve Months     Over Twelve Months
                            -----------------------  -----------------------
                               Gross     Estimated      Gross     Estimated
                            Unrealized      Fair     Unrealized      Fair
                              Losses       Value       Losses       Value
                            -----------  ----------  -----------  ----------
U.S government agency       $    18,112  $2,290,195  $        --  $       --
Mortgage-backed securities       59,225   3,832,923           --          --
                            -----------  ----------  -----------  ----------

                            $    77,337  $6,123,118  $        --  $       --
                            ===========  ==========  ===========  ==========

     Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

     At December 31, 2004, the sixteen debt securities with unrealized losses have depreciated 0.01% from the Company's amortized cost basis. These securities are primarily guaranteed by either U.S. Government corporations or U.S. Government agencies. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer's financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.   LOANS  AND  ALLOWANCE  FOR  LOAN  LOSSES:
     -----------------------------------------

     Major classifications of loans at December 31, 2004 and 2003 are summarized as follows:

                                         December 31,   December 31
                                             2004           2003
                                        --------------  ------------
Real estate:
  Residential 1-4 family                $   2,590,321   $         --
  Construction and land development         9,762,344             --
  Nonfarm nonresidential properties        18,584,198             --
Commercial, financial and agricultural      2,695,813             --
Consumer installment loans                  1,213,659             --
Other                                           2,787             --
                                        --------------  ------------

                                           34,849,122             --
Allowance for loan losses                    (515,000)            --
                                        --------------  ------------

Loans, net                              $  34,334,122   $         --
                                        ==============  ============

     At December 31, 2004 and 2003, the Company had no loans on which the accrual of interest had been discontinued or reduced.

     In the normal course of business, the Company sells and purchases loan participations to and from other financial institutions and related parties. Loan participations are typically sold to comply with the legal lending limits per borrower as imposed by regulatory authorities. The participations are sold without recourse and the Company imposes no transfer or ownership restrictions on the purchaser. At December 31, 2004, the Company had loan participations sold of $1,600,000. The Company had no loan participations purchased at December 31, 2004.

     The Company grants loans and extensions of credit to individuals and a variety of businesses operating primarily in Jackson County, Georgia and surrounding counties. A substantial portion of the portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

     Changes  in  the  allowance  for  loan  losses  as  of  December  31,  2004 follows:

Balance, beginning of year  $     --
Provision for loan losses    515,000
Loans charged off                 --
Recoveries                        --
                            --------

Balance, end of year        $515,000
                            ========

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4.   PREMISES  AND  EQUIPMENT:

     The major classes of premises and equipment and the total accumulated depreciation are as follows:

                                      2004        2003
                                   -----------  ---------
Land                               $  241,430   $241,430
Building                            1,653,797     21,250
Furniture, equipment and software     343,775     18,848
                                   -----------  ---------

                                    2,239,002    281,528
  Accumulated depreciation            (96,483)    (5,451)
                                   -----------  ---------

Premises and equipment, net        $2,142,519   $276,077
                                   ===========  =========

     Depreciation expense for the years ended December 31, 2004 and 2003 and from October 2, 2002 (date of inception) to December 31, 2002 was $91,032, $4,918 and $533, respectively.

     The Company operated a loan production office under a month-to-month operating lease. Total rent expense under this loan was $7,500 during 2004.

5.   DEPOSITS:
     ---------

     Deposit account balances at December 31, 2004 and 2003, are summarized as follows:

                                          December 31,   December 31,
                                              2004           2003
                                          -------------  -------------
Non - interest - bearing demand deposits  $   2,577,646  $          --
NOW deposits                                  1,469,989             --
Money Market deposits                         6,522,668             --
Savings deposits                                113,901             --
Time, $100,000 and over                      11,978,996             --
Other time                                   16,545,583             --
                                          -------------  -------------
  Total deposits                          $  39,208,783  $          --
                                          =============  =============

     Maturities of time deposits at December 31, 2004, are summarized as follows:

Year Ending
December 31,
------------
    2005                 $ 13,793,272
    2006                   10,413,743
    2007                    4,050,929
    2008                      213,164
    2009                       53,471
                         ------------
                         $2 8,524,579
                         ============

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.   DEPOSITS:
     ---------

     At December 31, 2004 and 2003, overdraft deposit accounts reclassified to loans totaled $302 and $-0-, respectively.

6.   FEDERAL  HOME  LOAN  BANK  ADVANCES  AND  OTHER  BORROWINGS:
     ------------------------------------------------------------

     Advances from the Federal Home Loan Bank (FHLB) are summarized as follows:

                                           December  31,
                                     -----------------------
Interest Rate   Maturity Date           2004       2003
--------------  -------------------  ----------  -----------
         3.04%  September 22, 2006   $2,000,000  $        --
         2.44%  December 31, 2005     1,700,000           --
                                     ----------  -----------
                                      3,700,000  $        --
                                     ==========  ===========

     The FHLB has a lien on the Company's FHLB stock, the Company's deposits with the FHLB and a blanket floating lien on the Company's loan portfolio as collateral for these advances. The Company had additional FHLB advances available of approximately $3,693,628 and $-0- at December 31, 2004 and 2003, respectively.

     At December 31, 2004 the Company had Federal funds lines available with correspondent banks of approximately $5,400,000. These unsecured lines have various terms, rates, and maturities. The Company had no borrowings on these lines at December 31, 2004 and 2003.

7.   INCOME  TAXES:
     --------------

     Since its inception, the Company has incurred net operating losses. The deferred tax benefits, if any, remain unrecorded as their realization is heavily dependent on future taxable income. At December 31, 2004 and 2003, management does not believe there is sufficient information to determine it is more likely than not that future taxable income will be sufficient to realize the tax benefits for any deductible temporary differences.

     The total provision (benefit) for income taxes in the statements of income is as follows:


                         2004     2003     2002
                       -------  -------  -------
Currently payable:
  Federal              $    --  $    --  $    --
  State                     --       --       --
                       -------  -------  -------
                            --       --       --
Deferred income taxes       --       --       --
                       -------  -------  -------

                       $    --  $    --  $    --
                       =======  -======  =======

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.   INCOME  TAXES:
     --------------

     The deferred tax provisions for the years ended December 31, 2004 and 2003 and from October 2, 2002 (date of inception) to December 31, 2002 is applicable to the following items:

                                               December 31,    December 31,    December 31,
                                                   2004            2003            2002
                                              --------------  --------------  --------------
Difference between book allowance for loan
  losses and tax allowance for loan losses    $    (113,582)  $          --   $          --
Difference between book startup cost and the
  amount deductible for tax                          16,545        (232,655)        (57,566)
Net operating loss carry forward                   (390,562)         (8,320)         (1,438)
Difference between tax depreciation and
  book depreciation                                  93,955          (1,856)           (201)
Change in other items                                (2,286)            (57)            (94)
Change in valuation allowance                       395,930         242,888          59,299
                                              --------------  --------------  --------------

                                              $          --   $          --   $          --
                                              ==============  ==============  -=============

     The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences for the years ended December 31, 2004 and 2003 and from October 2, 2002 (date of inception) to December 31, 2002 is as follows:

                                                  2004                  2003                2002
                                         --------------------  --------------------  -------------------
                                           Amount    Percent     Amount    Percent    Amount    Percent
                                         ----------  --------  ----------  --------  ---------  --------
Tax provision at Federal statutory rate  $(359,309)     34.0%  $(220,186)     34.0%  $(54,125)     34.0%

Differences resulting from:
  Valuation allowance                      395,930     -37.5%    242,888     -37.5%    59,299     -37.3%
  State income tax benefits                (39,779)      3.8%    (24,046)      3.7%    (5,174)      3.3%
  Other items, net                           3,158      -0.3%      1,344      -0.2%        --       0.0%
                                         ----------  --------  ----------  --------  ---------  --------

  Provision for income taxes             $      --       0.0%  $      --       0.0%  $     --       0.0%
                                         ==========  ========  ==========  ========  =========  ========

     At December 31, 2004, the Company has available net operating loss carryforwards of approximately $1,084,000 for Federal income tax purposes. If unused, the carryforwards will expire beginning 2022.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.   INCOME  TAXES:
     --------------

     The following summarizes the sources and expected tax consequences of future taxable deductions (income), which comprise the net deferred taxes at December 31, 2004 and 2003.

                                                    2004        2003
                                                 ----------  ----------
Deferred income tax assets:
  Allowance for loan losses in excess of tax
    allowance for loan losses                    $ 113,582   $      --
  Organizational and pre-opening costs             273,678     290,223
  Difference between book basis of premises
    and equipment and tax basis                         --       2,057
  Other                                              2,437         151
  Net unrealized loss on investment securities      20,800          --
  Net operating loss carryforward                  400,319       9,757
                                                 ----------  ----------

    Total gross deferred income tax assets         810,816     302,188
    Less: valuation allowance                     (698,118)   (302,188)
                                                 ----------  ----------

    Net deferred income tax asset                  112,698          --
                                                 ----------  ----------

Deferred income tax liabilities -
  Difference between book basis of premises
    and equipment and tax basis                    (91,898)         --
                                                 ----------  ----------

    Total gross deferred income tax liabilities    (91,898)         --
                                                 ----------  ----------

    Deferred income tax assets                   $  20,800   $      --
                                                 ==========  ==========

8.   RELATED  PARTY  TRANSACTIONS:
     ----------------------------

     The Company conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Company that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. As of December 31, 2004 and 2003, the Company had related party loans of $91,161 and $-0-, respectively. Changes in related party loans for the year ended December 31, 2004 are as follows:

Balance, beginning of year  $     --
  Advances                   149,928
  Repayments                 (58,767)
                            ---------
Balance, end of year        $ 91,161
                            =========

     The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $1,157,709 and $-0- at December 31, 2004 and 2003, respectively.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


9.   COMMITMENTS  AND  CONTINGENCIES:
     -------------------------------

     The Company has entered into three-year employment agreements with its President and Chief Executive Officer and with its Executive Vice President. Each employment agreement provides for a base salary, an incentive bonus based upon the Company's profitability, stock options and other benefits commensurate with employment. The Company will be obligated to pay the base salary for the greater of 6 months or the remaining term of the employment agreement should either employee terminate employment without cause. At the end of the initial three-year term, each employment agreement will be extended for an additional 12 months unless either of the parties to the employment agreement gives notice of their intent not to extend the employment agreement.

     In the normal course of business, the Company makes various commitments and incurs certain contingent liabilities that are not reflected in the accompanying financial statements. These commitments and contingent liabilities include various guarantees, commitments to extend credit, and standby letters of credit. The Company does not anticipate any material losses as a result of these commitments and contingent liabilities.

     In the normal course of business, the Company enters into various contracts for data processing services, Telephone Banking, ATM/debit card processing and related network monitoring and support. These contracts generally expire after a term of sixty months and are cancelable by either party with a written notice subject to certain penalties.

     The Company's nature of business is such that it ordinarily results in a certain amount of litigation. In the opinion of management for the Company, there is no litigation in which the outcome will have a material effect on the consolidated financial statements.

10.  RISK  FACTORS:
     -------------

     The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, liquidity risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Liquidity management is in place to maintain ample and diverse funding capacity, liquid assets and other sources of cash to accommodate fluctuations in asset and liability levels due to changes in business operations or unanticipated events. In addition, the Bank is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.  STOCK  OPTIONS  AND  WARRANTS:
     -----------------------------

     As of December 31, 2004 the Company had warrants outstanding that allow the original organizers of the Company to purchase up to 184,140 shares of common stock at $10 per share. The warrants vest at a rate of 33.33% per year beginning on the first anniversary of the issue date and may be exercised any time prior to February 17, 2014.

     During 2003, the Company adopted a Stock Incentive Plan (Stock Plan). The Stock Plan offers stock options to key employees to encourage continued employment by facilitating their purchase of an equity interest in the Company. These options are granted at the discretion of the Board of Directors at an exercise price determined by the Board at the grant date. The options have a term of ten years from the date of grant and vest ratably over three years. A total of 160,000 shares have been reserved under the Stock Plan.

     The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                         2004
                                      ----------
Risk-free interest rate                   4.5%

Expected life (years)                    9.13
Expected volatility                        27%
Expected dividends                       None

     A  summary  of  activity  in  the  Company's Stock Plan is presented below:

                                               2004                             2003
                                  -------------------------------  -------------------------------
                                                     Weighted                        Weighted
                                                      Average                         Average
                                      Shares      Exercise Price      Shares       Exercise Price
                                  --------------  ---------------  --------------  ---------------

Outstanding at beginning of year              --  $            --              --  $            --
  Granted                                 93,800            10.10              --               --
  Exercised                                   --               --              --               --
  Forfeited                                   --               --              --               --
                                  --------------                   --------------
Outstanding at end of year                93,800  $         10.10              --  $            --
                                  ==============                   ==============

Options exercisable at year-end               --  $            --              --  $            --
                                  ==============                   ==============


Weighted-average fair value of
options granted during the year   $         4.56                   $           --
                                  ==============                   ==============

11.  STOCK  OPTIONS  AND  WARRANTS:
     -----------------------------

     Information pertaining to options outstanding at December 31, 2004 is as follows:

                   Options Outstanding                 Options Exercisable
------------------------------------------------  ------------------------------
             Weighted Average
Number          Remaining      Weighted Average     Number     Weighted Average
Outstanding  Contractual Life   Exercise Price    Exercisable   Exercise Price
-----------  ----------------  -----------------  -----------  -----------------

     75,500        9.13 years  $           10.00           --  $              --
     18,300        9.15 years  $           10.50           --  $              --
-----------                                       -----------
     93,800                                                --
===========                                       ===========

12.  EMPLOYEE BENEFIT PLAN:
     ---------------------

     The Company has a defined contribution plan, intended to comply with the requirements of Section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain age and service requirements. The Company did not match employee contributions in 2004 or 2003.

13.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS:
     ----------------------------------------

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                  Contract Amount
                                              ----------------------
                                                 2004        2003
                                              ----------  ----------
Financial instruments whose contract amounts
  represent credit risk:
    Commitments to extend credit              $6,426,000  $       --
    Standby letters of credit                 $  213,409  $       --

13.  FAIR VALUE OF FINANCIAL INSTRUMENTS:
     ------------------------------------

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counterparty.

     Standby letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

     The Company has cash deposits with a financial institution in excess of the insured limitation of the Federal Deposit Insurance Corporation. If the financial institution were not to honor its contractual liability, the Company could incur losses. Management is of the opinion that there is no material risk because of the financial strength of the institution.

     The carrying amount and estimated fair values of the Company's financial instruments (in thousands) at December 31, 2004 and 2003, are as follows:

                                                 In Thousands
                                     --------------------------------------
                                      December 31, 2004  December 31, 2003
                                     ------------------  ------------------
                                     Carrying    Fair    Carrying    Fair
                                     ---------  -------  ---------  -------
                                      Amount     Value    Amount    Value

Financial assets:
  Cash and due from banks,
    interest-bearing deposits with
    banks, and federal funds sold    $   4,409  $ 4,409  $   6,864  $6,864
  Securities available for sale          8,768    8,768         --      --
  Loans receivable                      34,334   33,741         --      --
  Federal Home Loan Bank stock             249      249         --      --
  Accrued interest receivable              334      334         --      --

Financial liabilities:
  Deposit liabilities                   39,209   39,096         --      --
  FHLB advances                          3,700    3,677         --      --
  Accrued interest payable                  50       50         --      --

Unrecognized financial instruments:
  Commitments to extend credit           6,426    6,426         --      --
  Stand by letters of credit               213      213         --      --

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


13.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS:
     ----------------------------------------

     The estimated fair values of the Company's off-balance sheet assets (liabilities) are considered to be minimal.

14.  REGULATORY  MATTERS:
     -------------------

     The Bank is subject to various capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary regulatory actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 2004, the most recent notification from the Georgia Department of Banking and Finance, dated August 12, 2004, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts (in thousands) and ratios are also presented in the following table.

                                                                            To Be Well Capitalized
                                                          For Capital      Under Prompt Corrective
                                          Actual       Adequacy Purposes:     Action Provisions:
                                    -----------------  ------------------  -----------------------
                                    Amount    Ratio >  Amount >  Ratio >     Amount >    Ratio >
                                                    -         -        -            -          -
                                    --------  -------  --------  --------  ----------  -----------
As of December 31, 2004:

Total Capital (to Risk Weighted
Assets)                             $ 7,058     18.6%   $ 3,034      8.0%     $ 3,793        10.0%
Tier I Capital (to Risk Weighted
Assets)                             $ 6,583     17.4%   $ 1,517      4.0%     $ 2,276         6.0%
Tier I Capital (to Average Assets)  $ 6,583     15.2%   $ 1,727      4.0%     $ 2,159         5.0%

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14.  REGULATORY  MATTERS:
     -------------------

                                                                            To Be Well Capitalized
                                                           For Capital      Under Prompt Corrective
                                          Actual        Adequacy Purposes:     Action Provisions:
                                    ------------------  ------------------  -----------------------
                                    Amount    Ratio >   Amount >  Ratio >     Amount >    Ratio >
                                                    -          -        -            -          -
                                    --------  --------  --------  --------  ----------  ------------
As of December 31, 2003:

Total Capital (to Risk Weighted
  Assets)                           $    --        --%  $    --        --%  $      --          --%
Tier I Capital (to Risk Weighted
  Assets)                           $    --        --%  $    --        --%  $      --          --%
Tier I Capital (to Average Assets)  $    --        --%  $    --        --%  $      --          --%

15.  LIMITATION  ON  DIVIDENDS:
     --------------------------

     The sole source of funds available to pay shareholder dividends is from the Bank's earnings. Bank regulatory authorities impose restrictions on the amount of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. Cash dividends may be paid only after the Bank is cumulatively profitable. For the years ended December 31, 2004 and 2003 and from October 2, 2002 (date of inception) to December 31, 2002, no dividends were declared or paid.

16.  OTHER  NONINTEREST  EXPENSE
     ---------------------------

     Components of other operating expense in the consolidated statements of operations and other comprehensive loss are as follows:

                                   Years Ended December 31,      October 2, 2002
                                 ---------------------------  (date of inception) to
                                     2004          2003          December 31, 2002
                                 ------------  -------------  -----------------------
Outside processing and software  $    193,835  $          --  $                    --
Professional and consulting            87,362         96,157                   66,760
Operating supplies                     63,661         14,240                    3,386
Advertising                            46,961         22,466                       --
Other taxes                            23,000             --                       --
Postage and delivery                   21,395             --                       --
Insurance                              20,816             --                       --
Telephone                              19,364             --                       --
Other                                  62,361         56,004                   22,645
                                 ------------  -------------  -----------------------

                                 $    538,755  $     188,867  $                92,791
                                 ============  =============  =======================

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17.  CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC.
     -----------------------------------------------------------
     (PARENT COMPANY ONLY):
     ----------------------

                            Condensed Balance Sheets

                                                       2004        2003
                                                    ----------  ----------
  Assets:
    Cash                                            $       --  $6,864,347
    Cash in subsidiary Bank *                          726,993          --
    Premises and equipment, net                             --     276,077
    Investment in common stock of subsidiary
      stated on the basis of the Company's equity
      in subsidiary's capital accounts*              6,552,250          --
    Other assets                                            --      87,720
                                                    ----------  ----------
        Total assets                                $7,279,243  $7,228,144
                                                    ==========  ==========

  Liabilities -
    Other liabilities                               $       --  $   61,810
                                                    ----------  ----------
        Total liabilities                                   --      61,810

  Stockholders' equity                               7,279,243   7,166,334
                                                    ----------  ----------

        Total liabilities and stockholders' equity  $7,279,243  $7,228,144
                                                    ==========  ==========

  * Eliminated in consolidation.

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.  CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC.
     -----------------------------------------------------------
     (PARENT COMPANY ONLY):
     ----------------------

                          Condensed Statements of Operations

                                                      2004         2003        2002
                                                  ------------  ----------  ----------
  Income -
    Other investment income                       $     7,712   $  27,810   $      --
                                                  ------------  ----------  ----------
      Total income                                      7,712      27,810          --
                                                  ------------  ----------  ----------

  Expenses:
    Salaries and employee benefits                     18,399     444,123     127,541
    Occupancy and equipment                             1,482      22,918       4,839
    Other operating                                      (402)    188,867      26,031
    Interest expense                                       --      19,509         780
                                                  ------------  ----------  ----------
      Total expenses                                   19,479     675,417     159,191
                                                  ------------  ----------  ----------

  Loss before taxes and equity in undistributed
    loss of subsidiary                                (11,767)   (647,607)   (159,191)

  Income tax benefit (provision)                           --          --          --
                                                  ------------  ----------  ----------

  Loss before equity in undistributed
    loss of subsidiary                                (11,767)   (647,607)   (159,191)

    Equity in undistributed loss of subsidiary*    (1,045,024)         --          --
                                                  ------------  ----------  ----------

        Net loss                                  $(1,056,791)  $(647,607)  $(159,191)
                                                  ============  ==========  ==========

  * Eliminated in consolidation.


                                      -31

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17.  CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC.
     -----------------------------------------------------------
     (PARENT COMPANY ONLY):
     ----------------------

                            Condensed Statements of Cash Flows


                                                        2004         2003         2002
                                                    ------------  -----------  ----------
  Cash flow from operating activities:
    Net loss                                        $(1,056,791)  $ (647,607)  $(159,191)
    Adjustments to reconcile net income to
      net cash from operations:
      Depreciation                                           --        4,918         533
      Decrease (increase) in registration costs              --       29,216     (29,216)
      Increase in other assets                               --      (84,512)     (3,208)
      Increase in other liabilities                          --          797      61,013
      Loss from subsidiary                            1,045,024           --          --
                                                    ------------  -----------  ----------
        Net cash flow used by operating activites       (11,767)    (697,188)   (130,069)
                                                    ------------  -----------  ----------

  Cash flow from investing activities:
    Purchase of subsidiary bank stock                (7,326,487)          --          --
    Purchases of premises and equipment                      --     (271,932)     (9,596)
                                                    ------------  -----------  ----------
        Net cash flow used by investing activities   (7,326,487)    (271,932)     (9,596)
                                                    ------------  -----------  ----------

  Cash flow from financing activities:
    Proceeds from issuance of stock                   1,200,900    8,276,990          --
    Deferred registration costs                              --     (303,858)         --
    Proceeds from borrowings                                 --           --     173,500
    Payments of borrowings                                   --     (173,500)         --
                                                    ------------  -----------  ----------
        Net cash flow provided by financing
            activities                                1,200,900    7,799,632     173,500
                                                    ------------  -----------  ----------

  Net (decrease) increase in cash and cash
    equivalents                                      (6,137,354)   6,830,512      33,835
  Cash and cash equivalents at beginning of year      6,864,347       33,835          --
                                                    ------------  -----------  ----------
  Cash and cash equivalents at end of year          $   726,993   $6,864,347   $  33,835
                                                    ============  ===========  ==========

                            FREEDOM BANCSHARES, INC.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


17.  CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC.
     -----------------------------------------------------------
     (PARENT COMPANY ONLY):
     ----------------------

                        Condensed Statements of Cash Flows

                                                           2004      2003    2002
                                                         ---------  -------  -----
  Supplemental schedule of noncash investing
    and financing activities:

    Decrease in accumulated other comprehensive
      income                                             $(31,200)  $    --  $  --
                                                         =========  =======  =====

    Transfer of assets net of liabilities to subsidiary
      for additional investment                          $301,987   $    --  $  --
                                                         =========  =======  =====


  Supplemental disclosures of cash flow information-
    Cash paid during the year for:

      Interest                                           $     --   $19,509  $ 780
                                                         =========  =======  =====

      Income taxes                                       $     --   $    --  $  --
                                                         =========  =======  =====

18.  SUBSEQUENT EVENT
     ----------------

     The Company received approval from regulators to operate a branch in Jefferson, Georgia. The Company entered into a lease agreement for this new facility. The Company estimates total expenditures for this leasehold renovation to approximate $250,000.

                 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S
                       REPORT ON SUPPLEMENTAL INFORMATION


Board  of  Directors
Freedom  Bancshares,  Inc.
Commerce,  Georgia  30529


Our report on our audit of the basic consolidated financial statements of Freedom Bancshares, Inc. and subsidiary for the year ended December 31, 2004 appears on page 1. The audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying supplementary information as listed in the table of contents for the year ended December 31, 2004, is presented for the purposes of additional analysis and is not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.




\S\ Nichols Cauley & Associates, LLC.





Atlanta,  Georgia

January  21,  2005

                                              FREEDOM BANCSHARES, INC.
                                                   AND SUBSIDIARY

                                             CONSOLIDATING BALANCE SHEET

                                                  DECEMBER 31, 2004


                                                        Freedom
                                                        Freedom          Bank of      Consolidating
                                                    Bancshares, Inc.     Georgia       Adjustments     Consolidated
                                                   ------------------  ------------  ---------------  --------------
ASSETS
------

Cash and due from banks                            $         726,993   $   646,307   $     (726,993)  $     646,307
Interest-bearing deposits in other banks                          --     1,695,094               --       1,695,094
Federal funds sold                                                --     2,067,254               --       2,067,254
Investment in subsidiary                                   6,552,250            --       (6,552,250)             --
Securities available for sale (at fair value)                     --     8,768,221               --       8,768,221
Loans, less allowance for loan losses
  of $515,000                                                     --    34,334,122               --      34,334,122
Federal Home Loan Bank stock                                      --       249,200               --         249,200
Accrued interest receivable                                       --       334,032               --         334,032
Premises and equipment, net                                       --     2,142,519               --       2,142,519
Other assets                                                      --        68,642               --          68,642
                                                   ------------------  ------------  ---------------  --------------
      Total assets                                 $       7,279,243   $50,305,391   $   (7,279,243)  $  50,305,391
                                                   ==================  ============  ===============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Deposits:
  Non-interest-bearing demand                      $              --   $ 2,745,472   $     (167,826)  $   2,577,646
  Interest-bearing                                                --    37,190,304         (559,167)     36,631,137
                                                   ------------------  ------------  ---------------  --------------
      Total deposits                                              --    39,935,776         (726,993)     39,208,783
Accrued interest payable                                          --        49,813               --          49,813
Federal Home Loan Bank advances                                   --     3,700,000               --       3,700,000
Other liabilities                                                 --        67,552               --          67,552
                                                   ------------------  ------------  ---------------  --------------
      Total liabilities                                           --    43,753,141         (726,993)     43,026,148
                                                   ------------------  ------------  ---------------  --------------

Stockholders' equity:
  Common stock                                               947,789     3,750,000       (3,750,000)        947,789
  Paid in capital                                          8,226,243     4,450,000       (4,450,000)      8,226,243
  Retained deficit                                        (1,863,589)   (1,045,024)       1,045,024      (1,863,589)
  Preopening expenses allocated to subsidiary                     --      (571,526)         571,526              --
  Accumulated other comprehensive
    income (loss)                                            (31,200)      (31,200)          31,200         (31,200)
                                                   ------------------  ------------  ---------------  --------------

      Total stockholders' equity                           7,279,243     6,552,250       (6,552,250)      7,279,243
                                                   ------------------  ------------  ---------------  --------------
      Total liabilities and stockholders' equity   $       7,279,243   $50,305,391   $   (7,279,243)  $  50,305,391
                                                   ==================  ============  ===============  ==============

               See independent registered public accounting firm's report on supplemental information.


                                           FREEDOM BANCSHARES, INC.
                                                AND SUBSIDIARY
                      CONSOLIDATING STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE LOSS
                                         YEAR ENDED DECEMBER 31, 2004

                                                 Freedom
                                                 Freedom          Bank of      Consolidating
                                             Bancshares, Inc.     Georgia       Adjustments     Consolidated
                                            ------------------  ------------  ---------------  --------------
Interest income:
  Loans, including fees                     $              --   $ 1,329,071   $           --   $   1,329,071
  Securities available for sale                            --       155,940               --         155,940
  Other                                                 7,712           742           (7,712)            742
  Federal funds sold                                       --        28,872               --          28,872
                                            ------------------  ------------  ---------------  --------------
                                                        7,712     1,514,625           (7,712)      1,514,625
                                            ------------------  ------------  ---------------  --------------
Interest expense:
  Deposits                                                 --       443,037           (7,712)        435,325
  Federal funds purchased                                  --           491               --             491
  Federal Home Loan Bank advances                          --        16,893               --          16,893
                                            ------------------  ------------  ---------------  --------------
                                                           --       460,421           (7,712)        452,709
                                            ------------------  ------------  ---------------  --------------
      Net interest income                               7,712     1,054,204               --       1,061,916
Provision for loan losses                             515,000            --          515,000
                                            ------------------  ------------  ---------------  --------------
      Net interest income after provision
        for loan losses                                 7,712       539,204               --         546,916
Noninterest income:
  Service charges on deposit accounts                      --        14,956               --          14,956
  Other service charges, commissions
    and fees                                               --        10,172               --          10,172
                                            ------------------  ------------  ---------------  --------------
                                                        7,712       564,332               --         572,044
Noninterest expense:
  Salaries and employee benefits                       18,399       923,346               --         941,745
  Occupancy and equipment                               1,482       146,853               --         148,335
  Other operating                                        (402)      539,157               --         538,755
                                            ------------------  ------------  ---------------  --------------

Loss before equity in undistributed
  loss of subsidiary                                  (11,767)   (1,045,024)              --      (1,056,791)
Equity in undistributed loss of subsidiary         (1,045,024)           --        1,045,024              --
                                            ------------------  ------------  ---------------  --------------
    Net loss                                       (1,056,791)   (1,045,024)       1,045,024      (1,056,791)

Other comprehensive income (loss)-
  Unrealized loss on securities available
    for sale                                          (31,200)      (31,200)          31,200         (31,200)
                                            ------------------  ------------  ---------------  --------------
    Comprehensive loss                      $      (1,087,991)  $(1,076,224)  $    1,076,224   $  (1,087,991)
                                            ==================  ============  ===============  ==============

           See independent registered public accounting firm's report on supplemental information.

                                             FREEDOM BANCSHARES, INC.
                                                  AND SUBSIDIARY

                            CONSOLIDATING STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                           YEAR ENDED DECEMBER 31, 2004

                                                     Freedom
                                                     Freedom          Bank of      Consolidating
                                                 Bancshares, Inc.     Georgia       Adjustments     Consolidated
                                                ------------------  ------------  ---------------  --------------
Common stock:
-------------
  Balance, December 31, 2003                    $         827,699   $        --   $           --   $     827,699
  Issuance of common stock                                120,090     3,750,000       (3,750,000)        120,090
                                                ------------------  ------------  ---------------  --------------
  Balance, December 31, 2004                    $         947,789   $ 3,750,000   $   (3,750,000)  $     947,789
                                                ------------------  ------------  ---------------  --------------

Additional paid-in capital:
---------------------------

  Balance, December 31, 2003                    $       7,145,433   $        --   $           --   $   7,145,433
  Issuance of common stock                              1,080,810     4,450,000       (4,450,000)      1,080,810
                                                ------------------  ------------  ---------------  --------------
  Balance, December 31, 2004                    $       8,226,243   $ 4,450,000   $   (4,450,000)  $   8,226,243
                                                ------------------  ------------  ---------------  --------------

Retained deficit:
-----------------
  Balance, December 31, 2003                    $        (806,798)  $        --   $           --   $    (806,798)
  Net income                                           (1,056,791)   (1,045,024)       1,045,024      (1,056,791)
  Pre-opening expenses                                         --      (571,526)         571,526              --
                                                ------------------  ------------  ---------------  --------------
  Balance, December 31, 2004                    $      (1,863,589)  $(1,616,550)  $    1,616,550   $  (1,863,589)
                                                ------------------  ------------  ---------------  --------------

Accumulated other comprehensive income (loss):
----------------------------------------------
  Balance, December 31, 2003                    $              --   $        --   $           --   $          --
  Valuation allowance adjustment on
    securities available for sale                         (31,200)      (31,200)          31,200         (31,200)
                                                ------------------  ------------  ---------------  --------------
  Balance, December 31, 2004                    $         (31,200)  $   (31,200)  $       31,200   $     (31,200)
                                                ------------------  ------------  ---------------  --------------

Total stockholders' equity,
  December 31, 2004                             $       7,279,243   $ 6,552,250   $   (6,552,250)  $   7,279,243
                                                ==================  ============  ===============  ==============

             See independent registered public accounting firm's report on supplemental information.


                                                  FREEDOM BANCSHARES, INC.
                                                       AND SUBSIDIARY
                                           CONSOLIDATING STATEMENT OF CASH FLOWS
                                                YEAR ENDED DECEMBER 31, 2004

                                                              Freedom
                                                              Freedom           Bank of      Consolidating
                                                          Bancshares, Inc.      Georgia       Adjustments     Consolidated
                                                         ------------------  -------------  ---------------  --------------
Cash flow from operating activities:
  Net loss                                               $      (1,056,791)  $ (1,045,024)  $    1,045,024   $  (1,056,791)
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                                      --         91,032               --          91,032
      Provision for loan losses                                         --        515,000               --         515,000
      Increase in accrued interest receivable                           --       (334,032)              --        (334,032)
      Loss from subsidiary                                       1,045,024             --       (1,045,024)             --
      Decrease (increase) in other assets                               --        (68,642)          87,720          19,078
      Increase in accrued interest payable                              --         49,813               --          49,813
      Increase in other liabilities                                     --         67,552          (61,810)          5,742
                                                         ------------------  -------------  ---------------  --------------
        Net cash flow used by operating activities                 (11,767)      (724,301)          25,910        (710,158)
                                                         ------------------  -------------  ---------------  --------------

Cash flow from investing activities:
  Increase in loans                                                     --    (34,849,122)              --     (34,849,122)
  Purchase of Federal Home Loan Bank stock                              --       (249,200)              --        (249,200)
  Purchase of subsidiary bank stock                             (7,326,487)            --        7,326,487              --
  Purchases of securities available for sale                            --     (8,799,421)              --      (8,799,421)
  Purchases of premises and equipment                                   --     (2,233,551)         276,077      (1,957,474)
                                                         ------------------  -------------  ---------------  --------------
        Net cash flow used by investing activities              (7,326,487)   (46,131,294)       7,602,564     (45,855,217)
                                                         ------------------  -------------  ---------------  --------------

Cash flow from financing activities:
  Proceeds from issuance of stock                                1,200,900      7,628,474       (7,628,474)      1,200,900
  Increase in deposits                                                  --     39,935,776         (726,993)     39,208,783
  Proceeds from FHLB advances                                           --      3,700,000               --       3,700,000
                                                         ------------------  -------------  ---------------  --------------
        Net cash flow provided by financing activities           1,200,900     51,264,250       (8,355,467)     44,109,683
                                                         ------------------  -------------  ---------------  --------------

Net (decrease) increase in cash and cash equivalents            (6,137,354)     4,408,655       (4,408,655)     (2,455,692)
Cash and cash equivalents at beginning of year                   6,864,347             --               --       6,864,347
                                                         ------------------  -------------  ---------------  --------------
Cash and cash equivalents at end of year                 $         726,993   $  4,408,655   $   (4,408,655)  $   4,408,655
                                                         ==================  =============  ===============  ==============

Supplemental schedule of noncash investing and
  financing activities -
  Decrease in accumulated other
    comprehensive income (loss)                          $         (31,200)  $    (31,200)  $       31,200   $     (31,200)
                                                         ==================  =============  ===============  ==============

Supplemental disclosures of cash flow information-
  Cash paid during the year for :
    Interest                                             $              --   $    402,896   $           --   $     402,896
                                                         ==================  =============  ===============  ==============
    Income taxes                                         $              --   $         --   $           --   $          --
                                                         ==================  =============  ===============  ==============

                  See independent registered public accounting firm's report on supplemental information.