Form 10KSB, Exhibit 13
period 2005-12-31
FREEDOM BANCSHARES INC
filed 2006-03-31
CIK 1216997

Exhibit 13.1

INDEX TO FINANCIAL STATEMENTS

Page

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2005

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

December 31, 2005

Table of Contents

Page Reference

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Consolidated Balance Sheets	2

Consolidated Statements of Operations and Comprehensive Income (Loss)	3

Consolidated Statements of Changes in Stockholders' Equity	4

Consolidated Statements of Cash Flows	5 and 6

Notes to Consolidated Financial Statements	7-37

Nichols, Cauley & Associates, LLC
A Professional Services Firm of:
Certified Public Accountants
Certified Financial Planners®
Certified Valuation Analysts

Atlanta • Clarkesville • Dublin • Warner Robins
www.nicholscauley.com
REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Freedom Bancshares, Inc.
Commerce, Georgia 30529

We have audited the accompanying consolidated balance sheets of Freedom Bancshares, Inc. and its wholly owned subsidiary, Freedom Bank of Georgia, as of December 31, 2005 and 2004, and the related consolidated statements of operations and other comprehensive income (loss), changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstate-ment. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Freedom Bancshares, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

February 17, 2006

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS

Cash and due from banks	$1,462,439	$646,307
Interest-bearing deposits in other banks	51,627	1,695,094
Federal funds sold	193,258	2,067,254
Securities available for sale (at fair value)	16,119,530	8,768,221
Loans, less allowance for loan losses of $830,678
and $515,000, respectively	59,947,329	34,334,122
Federal Home Loan Bank stock	325,700	249,200
Accrued interest receivable	717,210	334,032
Premises and equipment, net	2,850,864	2,142,519
Other assets	939,059	68,642

Total assets	$82,607,016	$50,305,391

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Non-interest-bearing demand	$4,976,663	$2,577,646
Interest-bearing	61,549,630	36,631,137
Total deposits	66,526,293	39,208,783

Accrued interest payable	175,904	49,813
Federal funds purchased	185,000	-
Federal Home Loan Bank advances	4,500,000	3,700,000
Other liabilities	67,423	67,552
Total liabilities	71,454,620	43,026,148

Stockholders' equity:
Common stock, par value $1, 10,000,000 shares authorized,
1,238,789 and 947,789 shares issued and outstanding
at December 31, 2005 and 2004, respectively	1,238,789	947,789
Additional paid-in capital	11,281,743	8,226,243
Accumulated deficit	(1,155,622)	(1,863,589)
Accumulated other comprehensive loss	(212,514)	(31,200)
Total stockholders' equity	11,152,396	7,279,243

Total liabilities and stockholders' equity	$82,607,016	$50,305,391

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Interest and dividend income:
Loans, including fees	$3,898,433	$1,329,071
Securities available for sale	551,664	155,940
Other	33,562	742
Federal funds sold	80,155	28,872
Total interest income	4,563,814	1,514,625

Interest expense:
Deposits	1,778,903	435,325
Federal funds purchased	1,768	491
Federal Home Loan Bank advances	160,384	16,893
Total interest expense	1,941,055	452,709

Net interest income	2,622,759	1,061,916

Provision for loan losses	321,500	515,000

Net interest income after
provision for loan losses	2,301,259	546,916

Noninterest income:
Service charges on deposit accounts	55,712	14,956
Other service charges, commissions and fees	32,689	10,172
Total noninterest income	88,401	25,128

Noninterest expense:
Salaries and employee benefits	1,301,019	941,745
Occupancy	349,996	148,335
Other operating	725,541	538,755
Total noninterest expense	2,376,556	1,628,835

Income (loss) before income taxes	13,104	(1,056,791)

Income tax expense (benefit)	(694,863)	--

Net income (loss)	707,967	(1,056,791)

Other comprehensive loss -
Unrealized loss on securities available
for sale, net of tax	(181,314)	(31,200)
Comprehensive income (loss)	$526,653	$(1,087,991)

Net income (loss) per share
of common stock
Basic	$0.68	$(1.14)
Diluted	$0.66	$(1.14)

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2005 AND 2004

				Accumulated
	Common	Additional		Other	Total
	Stock	Paid-in	Accumulated	Comprehensive	Stockholders'
	Par Value	Capital	Deficit	Loss	Equity

Balance, December 31, 2003	$827,699	$7,145,433	$(806,798)	$--	$7,166,334
Proceeds from issuance of 120,090 shares	120,090	1,080,810	--	--	1,200,900
Comprehesive loss:
Net loss for 2004	--	--	(1,056,791)	--	(1,056,791)
Change in accumulated other
comprehensive loss, net of taxes	--	--	--	(31,200)	(31,200)
Total comprehensive loss	--	--	--	--	(1,087,991)

Balance, December 31, 2004	947,789	8,226,243	(1,863,589)	(31,200)	7,279,243
Proceeds from issuance of 291,000 shares	291,000	3,055,500	--	--	3,346,500
Comprehesive income :
Net income for 2005	--	--	707,967	--	707,967
Change in accumulated other
comprehensive loss, net of taxes	--	--	--	(181,314)	(181,314)
Total comprehensive income	--	--	--	--	526,653

Balance, December 31, 2005	$1,238,789	$11,281,743	$(1,155,622)	$(212,514)	$11,152,396

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004
Cash flow from operating activities:
Net income (loss)	$707,967	$(1,056,791)
Adjustments to reconcile net income (loss) to net cash
provided (used) by operating activities:
Depreciation	210,451	91,032
Provision for loan losses	321,500	515,000
Deferred income taxes	(694,863)	--
Increase in accrued interest receivable	(383,178)	(334,032)
(Increase) decrease in other assets	(54,679)	19,078
Increase in accrued interest payable	126,091	49,813
(Decrease) increase in other liabilities	(129)	5,742
Net cash flow provided (used) by
operating activities	233,160	(710,158)

Cash flow from investing activities:
Increase in loans, net	(25,934,707)	(34,849,122)
Purchase of Federal Home Loan Bank stock	(76,500)	(249,200)
Purchases of securities available for sale	(9,276,058)	(8,799,421)
Proceeds from maturities and paydowns
of securities available for sale	1,622,560	--
Purchases of premises and equipment	(918,796)	(1,957,474)
Net cash flow used by investing activities	(34,583,501)	(45,855,217)

Cash flow from financing activities:
Proceeds from issuance of stock	3,346,500	1,200,900
Increase in deposits, net	27,317,510	39,208,783
Increase in federal funds purchased	185,000	--
Proceeds from FHLB advances	2,500,000	3,700,000
Payments of FHLB advances	(1,700,000)	--
Net cash flow provided by financing activities	31,649,010	44,109,683

Net decrease in cash and cash equivalents	(2,701,331)	(2,455,692)
Cash and cash equivalents at beginning of year	4,408,655	6,864,347
Cash and cash equivalents at end of year	$1,707,324	$4,408,655

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

Supplemental schedule of noncash investing and
financing activities -

Increase in accumulated other
comprehensive loss	$(181,314)	$(31,200)

Supplemental disclosures of cash flow information-
Cash paid during the year for:

Interest	$1,814,964	$402,896

Income taxes	$--	$--

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Freedom Bancshares, Inc. (Company) and subsidiary conform to generally accepted accounting principles of the United States of America and with general practices within the banking industry. The following is a description of the more significant of those policies that the Company follows in preparing and presenting its consolidated financial statements.

Reporting Entity and Nature of Operations

The Company was formed and commenced operations in 2003. The Company operates as a bank holding company with one State of Georgia chartered bank subsidiary. At December 31, 2005 the Company owned one hundred (100) percent of the outstanding stock of its subsidiary, Freedom Bank of Georgia.

Freedom Bank of Georgia (Bank) is a state bank chartered under the laws of Georgia and commenced operations in 2004. The Bank’s main office is located in Commerce, Georgia with branches located in Jefferson and Homer, Georgia. The main emphasis of the Bank is on retail banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank’s primary source of revenue is providing loans to customers within its geographical area.

Principles of Consolidation and Statements Presentation

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

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates in the Preparation of Financial Statements (Continued)

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

Management believes the allowances for losses on loans are adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans may change materially in the near term.

Investment Securities

Debt securities that management has the positive intent and the Company has the ability to hold to maturity are classified as securities held to maturity and are recorded at amortized cost. Securities not classified as securities held to maturity, including equity securities with readily, determinable fair values, are classified as securities available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. There were no held to maturity or trading securities during 2005 and 2004.

Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities. A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less that cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable

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

The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss expenses and on peer bank loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. However, the amount of the change that is reasonably possible cannot be estimated.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable (Continued)

The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan’s initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable of foreclosure it has been charged down to fair value, less estimated cost to sell.

Federal Home Loan Bank Stock

Federal Home Loan Bank (FHLB) stock represents an equity interest in the FHLB. It does not have a readily determinable fair value because its ownership is restricted and it lacks a market.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation, computed principally on the straight-line method over the estimated useful lives of the assets.

Maintenance and repairs that do not extend the useful life of the premises and equipment are charged to expense. The useful lives of premises and equipment are as follows:

Asset Type	Useful Life

Building	40 years
Furniture, equipment and software	3-10 years

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

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

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25. Stock options issued under the Company’s Stock Incentive Plan and stock warrants issued to organizers have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them.

Had compensation cost for the Company’s Stock Incentive Plan and stock warrants been determined based on the fair value at the grant dates for awards under the Stock Incentive Plan and stock warrant program consistent with the method prescribed by SFAS 123, the Company’s net income (loss) and earnings (losses) per share would have changed as indicated below:

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

	Years Ended December 31,
	2005	2004

Net income (loss), as reported	$707,967	$(1,056,791)
Additional expense had the Company adopted SFAS 123	(401,207)	(302,679)
Pro forma net income (loss)	$306,760	$(1,359,470)
Basic net income (loss) per share:
As reported	$0.68	$(1.14)
Pro forma	$0.29	$(1.46)
Diluted net income (loss) per share:
As reported	$0.66	$(1.14)
Pro forma	$0.29	$(1.46)

In December 2004, the FASB published Statement No. 123 (revised 2004), Share-Based Payment (“SFAS 123(R)” or the “Statement”). SFAS 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) is a replacement of FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related interpretive guidance (APB 25).

The effect of the Statement will be to require entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. SFAS 123(R) permits entities to use any option-pricing model that meets the fair value objective in the Statement.

The Company will be required to apply SFAS 123(R) as of the beginning of its first interim period that begins after December 15, 2005, which will be the quarter ending March 31, 2006.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

SFAS 123(R) allows two methods for determining the effects of the transition: the modified prospective transition method and the modified retrospective method of transition. Under the modified prospective transition method, an entity would use the fair value based accounting method for all employee awards granted, modified, or settled after the effective date. As of the effective date, compensation cost related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value of those awards as calculated under the original provisions of Statement No. 123; that is, an entity would not remeasure the grant-date fair value estimate of the unvested portion of awards granted prior to the effective date. An entity will have the further option to either apply the Statement to only the quarters in the period of adoption and subsequent periods, or apply the Statement to all quarters in the fiscal year of adoption. Under the modified retrospective method of transition, an entity would revise its previously issued financial statements to recognize employee compensation cost for prior periods presented in accordance with the original provisions of Statement No. 123.

The Company will elect the modified prospective transition method. Under this method, the Company estimates that the adoption of SFAS 123(R) will require the Company to record approximately $401,000 of stock compensation expense in the year ended December 31, 2006 related to employee options and warrants issued and outstanding at December 31, 2005. The impact of this Statement on the Company in fiscal 2007 and beyond will depend upon various factors, among them being the Company’s future compensation strategy. The pro forma compensation costs presented in the table above and in prior filings for the Company have been calculated using a Black-Scholes option pricing model and may not be indicative of amounts which should be expected in future years. No decisions have been made as to which option-pricing model is most appropriate for the Company for future awards.

Net Income (Loss) Per Share

Basic net income (loss) per share represents income (loss) applicable to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company related solely to outstanding stock options and warrants, and are determined using the treasury stock method.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Income (Loss) Per Share (Continued)

Net income (loss) per common share have been computed based on the following:

	Years Ended December 31,
	2005	2004

Net income (loss) applicable to common stock	$707,967	$(1,056,791)
Average number of common shares outstanding	1,047,230	928,706
Effect of dilutive options and warrants	24,435	-
Average number of common shares outstanding used
to calculate diluted net income (loss) per common share	1,071,665	928,706

Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income (loss).

Cash Equivalents

For purposes of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “cash and due from banks”, “interest-bearing deposits in other banks” and “federal funds sold.” Cash flows from demand deposits, savings deposits, federal funds purchased, renewals and extensions of loan and time deposits are reported net.

The Bank is required to maintain reserve balances in cash or on deposit to meet Federal regulatory reserve requirements.

Financial Instruments

In the ordinary course of business the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Values of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments. Since no quoted market prices exist for a significant part of the Company’s consolidated financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates. The estimation methods for individual classifications of financial instruments are described more fully below. Different assumptions could significantly affect these estimates. Accordingly, net realizable values could be materially different from the estimates presented below. In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

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

Loans receivable. For variable-rate loans and those loans repricing within six months or less, fair values are based on carrying values. Fixed rate commercial loans, other installment loans, and certain real estate mortgage loans were valued using discounted cash flows. The discount rates used to determine the present value of these loans were based on interest rates currently being charged by the Company on comparable loans as to credit risk and term.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Values of Financial Instruments (Continued)

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

Federal Funds Purchased. The carrying amount of federal funds purchased approximate their fair values.

Federal Home Loan Bank advances. Fair values of fixed rate convertible FHLB borrowings are based on FHLB’s Market Rate Shock Report. The carrying amount on variable rate borrowings approximates their fair value.

Accrued interest. The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties’ credit standings.

Advertising

The Company expenses advertising costs as incurred. For the years ended, December 31, 2005 and 2004, advertising expense was $67,665 and $46,961, respectively.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses, and estimated fair values of securities available for sale are summarized as follows:

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale
U.S. Government agencies	$5,167,347	$-	$(78,412)	$5,088,935
Mortgage-backed securities	11,306,372	1,564	(277,341)	11,030,595

	$16,473,719	$1,564	$(355,753)	$16,119,530

	December 31, 2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale
U.S. Government agencies	$2,554,426	$106	$(18,112)	$2,536,420
Mortgage-backed securities	6,265,795	25,231	(59,225)	6,231,801

	$8,820,221	$25,337	$(77,337)	$8,768,221

The amortized costs and estimated fair values of securities available for sale at December 31, 2005, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value

Due after one through five years	$3,487,397	$3,393,765
Due after five through ten years	9,277,825	9,075,005
Due after ten years	3,708,497	3,650,760
	$16,473,719	$16,119,530

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE (Continued)

For the purpose of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

There were no sales of securities available for sale, and no gains or losses, for the years ended December 31, 2005 and 2004. Included in stockholders’ equity at December 31, 2005 and 2004 is $(212,514) and $(31,200) of unrealized losses on securities available for sale, net of tax.

Investment securities with an amortized cost of $2,261,234 and $110,877 at December 31, 2005 and 2004, respectively, were pledged as collateral on public deposits and for other purposes as required by law. The fair values of the pledged securities were $2,214,221 and $108,833 at December 31, 2005 and 2004, respectively.

Taxable interest income on securities was $551,664 and $155,940 for the years ended December 31, 2005 and 2004, respectively.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2005:

U.S. Government agency	$(30,589)	$3,082,510	$(47,823)	$2,006,425
Mortgage-backed securities	(117,981)	5,553,775	(159,360)	4,983,962
	$(148,570)	$8,636,285	$(207,183)	$6,990,387

December 31, 2004:

U.S. Government agency	$(18,112)	$2,290,195	$-	$-
Mortgage-backed securities	(59,225)	3,832,923	-	-
	$(77,337)	$6,123,118	$-	$-

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE (Continued)

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

At December 31, 2005, the 37 debt securities with unrealized losses have depreciated 2.23% from the Company’s amortized cost basis. These securities are primarily guaranteed by either U.S. Government corporations or U.S. Government agencies. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.

NOTE 3.	LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are summarized as follows:

	December 31,
	2005	2004

Real estate:
Residential 1-4 family	$11,061,458	$2,590,321
Construction and land development	15,995,821	9,762,344
Nonfarm nonresidential properties	27,140,578	18,584,198
Commercial, financial and agricultural	4,131,861	2,695,813
Consumer installment loans	2,436,485	1,213,659
Other	11,804	2,787
	60,778,007	34,849,122
Allowance for loan losses	(830,678)	(515,000)
Loans, net	$59,947,329	$34,334,122

At December 31, 2005 and 2004, the Company had no loans on which the accrual of interest had been discontinued or reduced.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

In the normal course of business, the Company sells and purchases loan participations to and from other financial institutions and related parties. Loan participations are typically sold to comply with the legal lending limits per borrower as imposed by regulatory authorities. The participations are sold without recourse and the Company imposes no transfer or ownership restrictions on the purchaser. At December 31, 2005 and 2004, the Company had loan participations sold of $711,000 and $1,600,000, respectively. The Company had loan participations purchased of $1,603,000 and $-0- at December 31, 2005 and 2004, respectively.

The Company grants loans and extensions of credit to individuals and a variety of businesses operating primarily in Jackson and Banks Counties, Georgia and surrounding counties. A substantial portion of the portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Changes in the allowance for loan losses follows:

	Years Ended December 31,
	2005	2004

Balance, beginning of year	$515,000	$-
Provision for loan losses	321,500	515,000
Loans charged off	(5,822)	-
Recoveries	-	-
Balance, end of year	$830,678	$515,000

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT

The major classes of premises and equipment and the total accumulated depreciation are as follows:

	December 31,
	2005	2004

Land	$241,430	$241,430
Building	1,991,947	1,653,797
Furniture, equipment and software	903,169	343,775
	3,136,546	2,239,002
Accumulated depreciation	(285,862)	(96,483)
Premises and equipment, net	$2,850,864	$2,142,519

Depreciation expense for the years ended December 31, 2005 and 2004 was $210,451 and $91,032, respectively.

The Company operates its full service branch facilities in Jefferson and Homer, Georgia under noncancelable operating lease agreements entered into in 2005. The total minimum rental commitment at December 31, 2005 under these leases are due as follows:

2006	$34,800
2007	37,200
2008	33,300
2009	30,000
$135,300

Prior to opening its full service branch in Jefferson in 2005, the Company operated a loan production office in Jefferson under a month-to-month operating lease.

The total rental expense included in the statements of operations for the years ended December 31, 2005 and 2004 was $32,850 and $13,430, respectively.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	DEPOSITS

Deposit account balances are summarized as follows:

	December 31,
	2005	2004

Non-interest bearing demand deposits	$4,976,663	$2,577,646
NOW deposits	2,319,424	1,469,989
Money market deposits	5,833,200	6,522,668
Savings deposits	721,257	113,901
Time, $100,000 and over	23,084,732	11,978,996

Other time	29,591,017	16,545,583
Total deposits	$66,526,293	$39,208,783

Maturities of time deposits at December 31, 2005, are summarized as follows:

2006	$35,247,600
2007	8,672,350
2008	6,949,953
2009	55,474
2010	1,750,372
$52,675,749
Overdraft deposit accounts reclassified to loans at December 31, 2005 and 2004 totaled $5,284 and $302, respectively.

NOTE 6.	FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

Advances from the Federal Home Loan Bank (FHLB) are summarized as follows:

		December 31,
Interest Rate	Maturity Date	2005	2004

3.04%	September 22, 2006	$2,000,000	$2,000,000
3.82%	January 30, 2007	2,500,000	-
2.44%	December 31, 2005	-	1,700,000
		$4,500,000	$3,700,000

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS
(Continued)

The FHLB has a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB and a blanket floating lien on the Company’s loan portfolio as collateral for these advances. The Company had additional FHLB advances available of approximately $7,800,000 and $3,694,000 at December 31, 2005 and 2004, respectively.

At December 31, 2005 the Company had Federal funds lines available with correspondent banks of approximately $5,400,000. . These unsecured lines have various terms, rates, and maturities. The Company had borrowings of $185,000 and $-0- on these lines at December 31, 2005 and 2004, respectively.

NOTE 7.	INCOME TAXES

During the last quarter of 2005, management assessed the continuing need for a valuation allowance against deferred tax assets and concluded that an allowance was no longer needed under the guidance provided by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. As a result, the Company eliminated the valuation allowance and recorded $694,863 in deferred taxes.

The total provision (benefit) for income taxes in the statements of income is as follows:

	Years Ended December 31,
	2005	2004

Currently payable:
Federal	$-	$-
State	-	-
-		-
Deferred income taxes	(694,863)	-
Total income taxes	$(694,863)	$-

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	INCOME TAXES (Continued)

The deferred tax provisions are applicable to the following items:

	Years Ended December 31,
	2005	2004

Difference between book allowance for loan losses and tax allowance for loan losses	$(109,925)	$(113,582)
Difference between book startup cost and the amount deductible for tax	65,685	16,545
Net operating loss carryforward	77,087	(390,562)
Difference between tax depreciation and book depreciation	(22,803)	93,955
Change in other items	(6,789)	(2,286)
Change in valuation allowance	(698,118)	395,930
	$(694,863)	$-

The Company's provision (benefit) for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2005	2004

Tax provision at federal statutory rate	$4,455	$(359,309)
Differences resulting from:
Valuation allowance	(698,118)	395,930
State income tax benefits	(289)	(39,779)
Other items, net	(911)	3,158
Provision (benefit) for income taxes	$(694,863)	$-

At December 31, 2005, the Company has available net operating loss carryforwards of approximately $864,000 for federal income tax purposes. If unused, the carryforwards will expire beginning 2022.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	INCOME TAXES (Continued)

The following summarizes the sources and expected tax consequences of future taxable deductions (income), which comprise the net deferred taxes.

	December 31,
	2005	2004

Deferred income tax assets:
Allowance for loan losses in excess of tax allowance for loan losses	$223,507	$113,582
Organizational and pre-opening costs	207,993	273,678
Other	9,226	2,437
Net unrealized loss on investment securities	141,676	20,800
Net operating loss carryforward	323,232	400,319

Total gross deferred income tax assets	905,634	810,816
Less: valuation allowance	-	(698,118)

Net deferred income tax asset	905,634	112,698

Deferred income tax liabilities -
Difference between book basis of premises and equipment and tax basis	(69,095)	(91,898)

Total gross deferred income tax liabilities	(69,095)	(91,898)

Deferred income tax assets	$836,539	$20,800

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	RELATED PARTY TRANSACTIONS

The Company conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Company that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. As of December 31, 2005 and 2004, the Company had related party loans of $1,668,756 and $91,161, respectively. Changes in related party loans for the year ended December 31, 2005 are as follows:

Balance, beginning of year	$91,161
Advances	1,635,927
Repayments	(58,332)
Balance, end of year	$1,668,756

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $701,861 and $1,157,709 at December 31, 2005 and 2004, respectively.

NOTE 9.	COMMITMENTS AND CONTINGENCIES

The Company has entered into a three-year employment agreement with its President and Chief Executive Officer. The employment agreement provides for a base salary, an incentive bonus based upon the Company’s profitability, stock options and other benefits commensurate with employment. The Company will be obligated to pay the base salary for the greater of 6 months or the remaining term of the employment agreement should the employee terminate employment without cause. At the end of the initial three-year term, the employment agreement will be extended for an additional 12 months unless either of the parties to the employment agreement gives notice of their intent not to extend the employment agreement.

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

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9.	COMMITMENTS AND CONTINGENCIES (Continued)

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

NOTE 10.	RISK FACTORS

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

NOTE 11.	STOCK OPTIONS AND WARRANTS

As of December 31, 2005 the Company had warrants outstanding that allow the original organizers of the Company to purchase up to 184,140 shares of common stock at $10 per share. The warrants vest at a rate of 33.33% per year beginning on the first anniversary of the issue date and may be exercised any time prior to November 19, 2013. The number of warrants vested at December 31, 2005 and 2004 was 122,760 and 61,380, respectively.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	STOCK OPTIONS AND WARRANTS (Continued)

During 2003, the Company adopted a Stock Incentive Plan (Stock Plan). The Stock Plan offers stock options to key employees to encourage continued employment by facilitating their purchase of an equity interest in the Company. These options are granted at the discretion of the Board of Directors at an exercise price determined by the Board at the grant date. The options have a term of ten years from the date of grant and vest ratably over a period of three to five years. A total of 160,000 shares have been reserved under the Stock Plan.

The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

2004
Risk-free interest rate	4.5%
Expected life (years)	9.13
Expected volatility	27%
Expected dividends	None

A summary of activity in the Company’s Stock Plan is presented below:

	2005		2004
	Shares	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price
Outstanding at beginning of year	93,800	$10.10	-	$-
Granted	-	-	93,800	10.10
Exercised	-	-	-	-
Forfeited	-	-	-	-
Outstanding at end of year	93,800	10.10	93,800	$10.10
Options exercisable at end of year	31,607	10.10	5,000	10.00

Weighted average fair value of options granted during the year	$-		$4.56

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	STOCK OPTIONS AND WARRANTS (Continued)

Information pertaining to options outstanding at December 31, 2005 is as follows:

Options Outstanding			Options Exercisable
Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

75,500	8.13 years	$10.00	25,501	$10.00
18,300	8.15 years	$10.50	6,106	$10.50
93,800			31,607

NOTE 12.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan, intended to comply with the requirements of Section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain age and service requirements. The Company did not match employee contributions in 2005 or 2004.

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

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

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	December 31,
	2005	2004

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$9,853,000	$6,426,000
Standby letters of credit	$319,773	$213,409

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

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments (in thousands) are as follows:

	December 31,
	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash and due from banks, interest-bearing deposits with banks,and federal funds sold	$1,707	$1,707	$4,409	$4,409
Securities available for sale	16,120	16,120	8,768	8,768
Loans receivable	59,947	60,604	34,334	33,741
Federal Home Loan Bank stock	326	326	249	249
Accrued interest receivable	717	717	334	334

Financial liabilities:
Deposit liabilities	66,526	66,208	39,209	39,096
FHLB advances	4,500	4,419	3,700	3,677
Federal funds purchased	185	185	-	-
Accrued interest payable	176	176	50	50

Unrecognized financial instruments;
Commitments to extend credit	9,853	9,853	6,426	6,426
Standby letters of credit	320	320	213	213

The estimated fair values of the Company’s off-balance sheet assets (liabilities) are considered to be minimal.
NOTE 14.	REGULATORY MATTERS

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

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation, dated January 31, 2005, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the following table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

December 31, 2005:
Total Capital to Risk Weighted Assets	$11,763	18.1%	$5,200	8%	$6,500	10%
Tier I Capital to Risk Weighted Assets	$10,950	16.8%	$2,600	4%	$3,900	6%
Tier I Capital to Average Assets	$10,950	13.7%	$3,199	4%	$3,998	5%
December 31, 2004:
Total Capital to Risk Weighted Assets	$7,058	18.6%	$3,034	8%	$3,793	10%
Tier I Capital to Risk Weighted Assets	$6,583	17.4%	$1,517	4%	$2,276	6%
Tier I Capital to Average Assets	$6,583	15.2%	$1,727	4%	$2,159	5%

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	LIMITATION ON DIVIDENDS

The sole source of funds available to pay shareholder dividends is from the Bank’s earnings. Bank regulatory authorities impose restrictions on the amount of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank’s capital adequacy. Cash dividends may be paid only after the Bank is cumulatively profitable. For the years ended December 31, 2005 and 2004, no dividends were declared or paid.

NOTE 16.	OTHER NONINTEREST EXPENSE

Components of other operating expense in the consolidated statements of operations and other comprehensive loss are as follows:

	Years Ended December 31,
	2005	2004

Outside processing and software	$233,397	$193,835
Professional and consulting	125,049	87,362
Operating supplies	80,286	63,661
Advertising	67,665	46,961
Other taxes	16,924	23,000
Postage and delivery	43,248	21,395
Insurance	27,862	20,816
Telephone	34,826	19,364
Other	96,284	62,361
	$725,541	$538,755

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC. (PARENT COMPANY ONLY)

The following information presents the condensed balance sheets of Freedom Bancshares, Inc. as of December 31, 2005 and 2004 and statements of operations and cash flows for the years ended December 31, 2005 and 2004.

CONDENSED BALANCE SHEETS
	December 31,
	2005	2004
Assets
Cash in subsidiary Bank *	$320,963	$726,993

Investment in common stock of subsidiary stated on the basis of the Company's equity in subsidiary's capital accounts *	10,737,897	6,552,250
Other assets	93,536	-

Total assets	$11,152,396	$7,279,243

Stockholders' equity	$11,152,396	$7,279,243

* Eliminated in consolidation.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC. (PARENT COMPANY ONLY) (Continued)

CONDENSED STATEMENTS OF OPERATIONS
	December 31,
	2005	2004
Income
Other investment income	$-	$7,712
Total income	-	7,712

Expenses
Salaries and employee benefits	-	18,399
Occupancy and equipment	-	1,482
Other operating	2,530	(402)
Total expense	2,530	19,479

Loss before taxes and equity in undistributed income (loss) of subsidiary	(2,530)	(11,767)

Income tax expense (benefit)	(93,536)	-

Income (loss) before equity in undistributed income (loss) of subsidiary	91,006	(11,767)

Equity in undistributed income (loss) of subsidiary	616,961 *	(1,045,024)*

Net income (loss)	$707,967	$(1,056,791)

* Eliminated in consolidation.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC. (PARENT COMPANY ONLY) (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	December 31,
	2005	2004

OPERATING ACTIVITIES
Net income (loss)	$707,967	$(1,056,791)

Adjustments to reconcile net income (loss) to net cash used by operating activities:
Increase in other assets	(93,536)	-
(Earnings) loss from subsidiary	(616,961)	1,045,024
Net cash flow used by operating activities	(2,530)	(11,767)

INVESTING ACTIVITIES
Investment in subsidiary	(3,750,000)	(7,326,487)
Net cash flow used by investing activities	(3,750,000)	(7,326,487)

FINANCING ACTIVITIES
Proceeds from issuance of stock	3,346,500	1,200,900
Net cash flow provided by financing activities	3,346,500	1,200,900

Net decrease in cash and cash equivalents	(406,030)	(6,137,354)

Cash and cash equivalents at beginning of year	726,993	6,864,347

Cash and cash equivalents at end of year	$320,963	$726,993

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17.	CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC. (PARENT COMPANY ONLY) (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	December 31,
	2005	2004

SUPPLEMENTAL DISCLOSURES
Supplemental schedule of noncash investing and financing activities:

Increase in accumulated other comprehensive loss	$(181,314)	$(31,200)

Transfer of assets net of liabilities to subsidiary for additional investment	$-	$301,987

Supplemental disclosures of cash flow information -
Cash paid during the year for:

Interest	$-	$-

Income taxes	$-	$-