Form 10KSB, Exhibit 13
period 2006-12-31
FREEDOM BANCSHARES INC
filed 2007-04-02
CIK 1216997

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2006

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

December 31, 2006

Table of Contents

Page
Reference

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Consolidated Balance Sheets	2

Consolidated Statements of Income	3

Consolidated Statements of Comprehensive Income	4

Consolidated Statements of Changes in Stockholders' Equity	5

Consolidated Statements of Cash Flows	6 - 7

Notes to Consolidated Financial Statements	8-37

NICHOLS, CAULEY & ASSOCIATES, LLC
A Professional Services Firm of:
Certified Public Accountants
Certified Financial Planners®
Certified Valuation Analysts

Atlanta • Clarkesville • Dublin • Lake Oconee • Warner Robins
www.nicholscauley.com
REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Freedom Bancshares, Inc.
Commerce, Georgia 30529

We have audited the accompanying consolidated balance sheets of Freedom Bancshares, Inc. and its wholly owned subsidiary, Freedom Bank of Georgia, as of December 31, 2006 and 2005, and the related consolidated statements of income and other comprehensive income (loss), changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of and Subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

March 13, 2007

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS

Cash and due from banks	$2,621,725	$1,462,439
Interest-bearing deposits in other banks	63,542	51,627
Federal funds sold	948,690	193,258
Securities available for sale (at fair value)	20,853,654	16,119,530
Loans, less allowance for loan losses of $1,194,953 and $830,678, respectively	101,596,794	59,947,329
Federal Home Loan Bank stock	885,100	325,700
Accrued interest receivable	1,536,302	717,210
Premises and equipment, net	3,402,792	2,850,864
Other assets	722,076	939,059

Total assets	$132,630,675	$82,607,016

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Non-interest-bearing demand	$6,880,325	$4,976,663
Interest-bearing	97,321,207	61,549,630
Total deposits	104,201,532	66,526,293

Accrued interest payable	430,451	175,904
Federal funds purchased	--	185,000
Federal Home Loan Bank advances	16,000,000	4,500,000
Other liabilities	179,453	67,423
Total liabilities	120,811,436	71,454,620

Stockholders' equity:
Common stock, par value $1, 10,000,000 shares authorized, 1,238,789 shares issued and outstanding	1,238,789	1,238,789
Additional paid-in capital	11,685,135	11,281,743
Accumulated deficit	(915,245)	(1,155,622)
Accumulated other comprehensive loss	(189,440)	(212,514)
Total stockholders' equity	11,819,239	11,152,396

Total liabilities and stockholders' equity	$132,630,675	$82,607,016

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Interest and dividend income:
Loans, including fees	$7,707,796	$3,898,433
Securities available for sale	868,261	551,664
Federal funds sold	157,546	80,155
Other	39,183	33,562
Total interest income	8,772,786	4,563,814

Interest expense:
Deposits	3,710,354	1,778,903
Federal funds purchased	2,919	1,768
Federal Home Loan Bank advances	467,709	160,384
Total interest expense	4,180,982	1,941,055

Net interest income	4,591,804	2,622,759

Provision for loan losses	403,500	321,500

Net interest income after provision for loan losses	4,188,304	2,301,259

Noninterest income:
Service charges on deposit accounts	115,833	55,712
Gain on sales of securities available for sale	223	--
Other service charges, commissions and fees	64,547	32,689
Total noninterest income	180,603	88,401

Noninterest expense:
Salaries and employee benefits	2,101,492	1,301,019
Occupancy	471,072	349,996
Other operating	1,181,348	725,541
Total noninterest expense	3,753,912	2,376,556

Income before income taxes	614,995	13,104

Income tax expense (benefit)	374,618	(694,863)

Net income	$240,377	$707,967

Net income per share of common stock
Basic	$0.19	$0.68
Diluted	$0.19	$0.66

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Net income	$240,377	$707,967

Other comprehensive income (loss):

Securities available for sale:
Unrealized holding gains (losses) arising during period, net of tax (benefits) of $31,075 and ($120,876), respectively	46,613	(181,314)

Reclassification adjustment for gains realized in net income, net of tax of $89 and $0, respectively	(134)	--
	46,479	(181,314)
Interest rate floor:
Unrealized holding loss arising during period, net of of tax (benefits) of ($15,604) and $0, respectively	(23,405)	--

Other comprehensive income (loss)	23,074	(181,314)

Comprehensive income	$263,451	$526,653

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2006 AND 2005

				Accumulated
	Common	Additional		Other	Total
	Stock	Paid-in	Accumulated	Comprehensive	Stockholders'
	Par Value	Capital	Deficit	Loss	Equity

Balance, December 31, 2004	$947,789	$8,226,243	$(1,863,589)	$(31,200)	$7,279,243
Proceeds from issuance of 291,000 shares	291,000	3,055,500	--	--	3,346,500
Net income	--	--	707,967	--	707,967
Other comprehensive loss	--	--	--	(181,314)	(181,314)

Balance, December 31, 2005	1,238,789	11,281,743	(1,155,622)	(212,514)	11,152,396
Net income	--	--	240,377	--	240,377
Stock-based compensation	--	403,392	--	--	403,392
Other comprehensive income	--	--	--	23,074	23,074

Balance, December 31, 2006	$1,238,789	$11,685,135	$(915,245)	$(189,440)	$11,819,239

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005
Cash flow from operating activities:
Net income	$240,377	$707,967
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	305,600	210,451
Provision for loan losses	403,500	321,500
Stock-based compensation	403,392	--
Deferred income taxes	271,032	(694,863)
Gain on sale of securities available for sale	(223)	--
Loss on disposal of equipment	4,817	--
Increase in accrued interest receivable	(819,092)	(383,178)
Increase in other assets	(126,151)	(54,679)
Increase in accrued interest payable	254,547	126,091
Increase (decrease) in other liabilities	112,030	(129)
Net cash flow provided by operating activities	1,049,829	233,160

Cash flow from investing activities:
Increase in loans, net	(42,052,965)	(25,934,707)
Purchase of Federal Home Loan Bank stock	(559,400)	(76,500)
Purchases of securities available for sale	(8,503,547)	(9,276,058)
Proceeds from sales of securities available for sale	1,003,310	--
Proceeds from maturities and paydowns of securities available for sale	2,843,801	1,622,560
Purchases of premises and equipment	(844,634)	(918,796)
Net cash flow used by investing activities	(48,113,435)	(34,583,501)

Cash flow from financing activities:
Proceeds from issuance of stock	--	3,346,500
Increase in deposits, net	37,675,239	27,317,510
(Decrease) increase in federal funds purchased	(185,000)	185,000
Proceeds from FHLB advances	13,500,000	2,500,000
Payments of FHLB advances	(2,000,000)	(1,700,000)
Net cash flow provided by financing activities	48,990,239	31,649,010

Net increase (decrease) in cash and cash equivalents	1,926,633	(2,701,331)
Cash and cash equivalents at beginning of year	1,707,324	4,408,655
Cash and cash equivalents at end of year	$3,633,957	$1,707,324

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

Supplemental schedule of noncash investing activities -

Decrease (increase) in accumulated comprehensive loss	$23,074	$(181,314)

Supplemental disclosures of cash flow information-
Cash paid during the year for:

Interest	$3,926,435	$1,814,964

Income taxes	$111,000	$--

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

Reporting Entity and Nature of Operations

The Company was formed and commenced operations in 2003. The Company operates as a bank holding company with one State of Georgia chartered bank subsidiary. At December 31, 2006 the Company owned one hundred (100) percent of the outstanding stock of its subsidiary, Freedom Bank of Georgia.

Freedom Bank of Georgia (Bank) is a State bank chartered under the laws of Georgia and commenced operations in 2004. The Bank’s main office is located in Commerce, Georgia with branches located in Jefferson and Homer, Georgia and a loan production office in Winder, Georgia. The main emphasis of the Bank is on commercial and retail banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services. The Bank’s primary source of revenue is providing loans to customers within its geographical area.

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

Use of Estimates in the Preparation of Financial Statements (Continued)

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans. In connection with the determination of the allowances for losses on loans, management obtains independent appraisals for significant properties.

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

Investment Securities

Debt securities that management has the positive intent and the Company has the ability to hold to maturity are classified as securities held to maturity and are recorded at amortized cost. Securities not classified as securities held to maturity, including equity securities with readily, determinable fair values, are classified as securities available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. There were no held to maturity or trading securities during 2006 and 2005.

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

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated probable inherent loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss expenses and on peer bank loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that are susceptible to significant change including the amounts and timing of future cash flows expected to be received on impaired loans. However, the amount of the change that is possible cannot be estimated.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable (Continued)

The allowance for loan losses related to impaired loans that are identified for evaluation is based on discounted cash flows using the loan’s initial effective interest rate or the fair value, less selling costs, of the collateral for collateral dependent loans. By the time a loan becomes probable of foreclosure it has been charged down to the lesser of carrying value or fair value, less estimated cost to sell.

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

Asset Type	Useful Life

Building	40 years
Furniture, equipment and software	1-20 years

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

Income Taxes (Continued)

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies. At December 31, 2006 and 2005, management believes the deferred tax assets are realizable and, therefore, no valuation allowance is necessary.

The operating results of the Company and its subsidiary are included in consolidated income tax returns.

Stock-Based Compensation

At December 31, 2006, the Company has two stock-based employee/director compensation plans which are more fully described in Note 11 of the consolidated financial statements. Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. No stock-based employee/director compensation cost was recognized in the Statement of Income for the year ended December 31, 2005, as all options and warrants granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method. Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.

As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before income taxes and net income for the year ended December 31, 2006, is $403,392 lower than if it had continued to account for share-based compensation under Opinion 25. Basic and diluted earnings per share would have been $0.33 and $0.31 higher, respectively, if the Company had not adopted Statement 123(R).

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)

Had compensation cost for the Company’s Stock Incentive Plan and stock warrants been determined based on the fair value at the grant dates for awards under the Stock Incentive Plan and stock warrant program consistent with the method prescribed by SFAS 123, the Company’s net income and net income per share would have changed as indicated below:

Year Ended December 31,
2005

Net income, as reported	$707,967
Additional expense had the Company adopted SFAS 123	(401,207)
Pro forma net income	$306,760
Basic net income per share:
As reported	$0.68
Pro forma	$0.29
Diluted net income per share:
As reported	$0.66
Pro forma	$0.29

Net Income Per Share

Basic net income per share represents income applicable to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted net income per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company related solely to outstanding stock options and warrants, and are determined using the treasury stock method.

Net income per common share has been computed based on the following:

	Years Ended December 31,
	2006	2005

Net income applicable to common stock	$240,377	$707,967
Average number of common shares outstanding	1,238,789	1,047,230
Effect of dilutive options and warrants	40,009	24,435
Average number of common shares outstanding used to calculate diluted net income per common share	1,278,798	1,071,665

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments and Hedging Activities

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the Company recognizes the fair value of derivatives as assets or liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception. The change in fair value of instruments used as fair value hedges is accounted for in earnings of the period simultaneous with accounting for the fair value change of the item being hedged. The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than income. Changes in fair value of derivative instruments that are not intended as a hedge are accounted for in earnings of the period of the change.

Comprehensive Income

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

Advertising

The Company expenses advertising costs as incurred. For the years ended, December 31, 2006 and 2005, advertising expense was $40,291 and $67,665, respectively.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109. This interpretation addresses the accounting for uncertainty in income taxes recognized in a Company’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. It prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken in a tax return. It requires that only benefits from tax positions that are more-likely-than-not of being sustained upon examination should be recognized in the financial statements. These benefits would be recorded at amounts considered to be the maximum amounts more-likely-than-not of being sustained. At the time these positions become more-likely-than-not to be disallowed, their recognition would be reversed. This interpretation is effective for fiscal years beginning after December 15, 2006 and is not expected to have a material impact on the Company’s financial condition or results of operations.

In September 2006, the FASB issued FAS 157, Fair Value Measurements. The standard provides guidance for using fair value to measure assets and liabilities. It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting equity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of this statement could have on its financial condition, results of operations and cash flows.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses, and estimated fair values of securities available for sale are summarized as follows:

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale
U.S. Government agencies	$9,161,085	$15,870	$(59,270)	$9,117,685
Mortgage-backed securities	11,969,294	21,321	(254,646)	11,735,969

	$21,130,379	$37,191	$(313,916)	$20,853,654

	December 31, 2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale
U.S. Government agencies	$5,167,347	$-	$(78,412)	$5,088,935
Mortgage-backed securities	11,306,372	1,564	(277,341)	11,030,595

	$16,473,719	$1,564	$(355,753)	$16,119,530

The amortized costs and estimated fair values of securities available for sale at December 31, 2006, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value

Due in one year	$746,256	$737,350
Due after one through five years	2,004,175	1,986,325
Due after five through ten years	6,410,654	6,394,010
Due after ten years	-	-
Mortgage-backed securities	11,969,294	11,735,969
	$21,130,379	$20,853,654

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE (Continued)

The Company had gross realized gains of $223 and gross losses of $0 on sales of securities available for sale for the year ended December 31, 2006. There were no sales of securities available for sale, and no realized gains or losses, for the year ended December 31, 2005. Included in stockholders’ equity at December 31, 2006 and 2005 is $(166,035) and $(212,514) of unrealized losses on securities available for sale, net of tax.

Investment securities with an amortized cost of $3,819,654 and $2,261,234 at December 31, 2006 and 2005, respectively, were pledged as collateral on public deposits and for other purposes as required by law. The fair values of the pledged securities were $3,777,819 and $2,214,221 at December 31, 2006 and 2005, respectively.

Taxable interest income on securities was $868,261 and $551,664 for the years ended December 31, 2006 and 2005, respectively.

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2006:

U.S. Government agency	$(12,413)	$1,708,210	$(46,857)	$4,854,315
Mortgage-backed securities	(5,971)	445,663	(248,675)	9,387,039
	$(18,384)	$2,153,873	$(295,532)	$14,241,354

December 31, 2005:

U.S. Government agency	$(30,589)	$3,082,510	$(47,823)	$2,006,425
Mortgage-backed securities	(117,981)	5,553,775	(159,360)	4,983,962
	$(148,570)	$8,636,285	$(207,183)	$6,990,387

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

At December 31, 2006, the 42 debt securities with unrealized losses have depreciated 1.88% from the Company’s amortized cost basis. These securities are primarily guaranteed by either U.S. Government corporations or U.S. Government agencies. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.

NOTE 3.	LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are summarized as follows:

	December 31,
	2006	2005

Real estate:
Residential 1-4 family and multi-family	$12,208,591	$11,061,458
Construction and land development	48,732,724	15,995,821
Nonfarm nonresidential properties	30,603,499	27,140,578
Commercial, financial and agricultural	7,434,480	4,131,861
Consumer installment loans	3,830,541	2,436,485
Other	10,753	21,856
	102,820,588	60,788,059
Deferred loan fees	(28,841)	(10,052)
Allowance for loan losses	(1,194,953)	(830,678)
Loans, net	$101,596,794	$59,947,329

The total recorded investment in impaired loans, consisting solely of loans on nonaccrual status, was $807,063 and $0, as of December 31, 2006 and 2005, respectively. There were no impaired loans that had related allowances determined in accordance with SFAS No. 114, Accounting by Creditors for Impairment of a Loan. The average balance of impaired loans was $22,422 and $0 for the years ended December 31, 2006 and 2005, respectively. There were no loans past due ninety days or more and still accruing interest at December 31, 2006 and 2005.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

In the normal course of business, the Company sells and purchases loan participations to and from other financial institutions and related parties. Loan participations are typically sold to comply with the legal lending limits per borrower as imposed by regulatory authorities. The participations are sold without recourse and the Company imposes no transfer or ownership restrictions on the purchaser. At December 31, 2006 and 2005, the Company had loan participations sold of $546,000 and $711,000, respectively. The Company had loan participations purchased of $2,455,000 and $1,603,000 at December 31, 2006 and 2005, respectively.

The Company grants loans and extensions of credit to individuals and a variety of businesses operating primarily in Jackson and Banks Counties, Georgia and surrounding counties. A substantial portion of the portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Changes in the allowance for loan losses follows:

	Years Ended December 31,
	2006	2005

Balance, beginning of year	$830,678	$515,000
Provision for loan losses	403,500	321,500
Loans charged off	(48,749)	(5,822)
Recoveries	9,524	-
Balance, end of year	$1,194,953	$830,678

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT

The major classes of premises and equipment and the total accumulated depreciation are as follows:

	December 31,
	2006	2005

Land	$451,207	$241,430
Building	2,500,261	1,991,947
Furniture, equipment and software	1,018,988	903,169
	3,970,456	3,136,546
Accumulated depreciation	(567,664)	(285,682)
Premises and equipment, net	$3,402,792	$2,850,864

Depreciation expense for the years ended December 31, 2006 and 2005 was $287,889 and $210,451, respectively.

The Company operates its full service branch facilities in Jefferson and Homer, Georgia under noncancelable operating lease agreements entered into in 2005. The total minimum rental commitment at December 31, 2006 under these leases are due as follows:

2007	$37,200
2008	33,300
2009	30,000
$100,500

The Company operates its loan production office in Winder under a month-to-month operating lease agreement for $1,430 per month.

The total rental expense included in the statements of income for the years ended December 31, 2006 and 2005 was $52,160 and $32,850, respectively.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	DEPOSITS

Deposit account balances are summarized as follows:

	December 31,
	2006	2005

Non-interest bearing demand deposits	$6,880,325	$4,976,663
NOW deposits	2,961,585	2,319,424
Money market deposits	5,305,950	5,833,200
Savings deposits	886,158	721,257
Time, $100,000 and over	42,800,087	23,084,732
Other time	45,367,427	29,591,017
Total deposits	$104,201,532	$66,526,293

Maturities of time deposits at December 31, 2006, are summarized as follows:

2007	$72,266,106
2008	12,323,246
2009	702,123
2010	1,749,851
2011	1,126,188
$88,167,514

Overdraft deposit accounts reclassified to loans at December 31, 2006 and 2005 totaled $10,753 and $5,284, respectively.

NOTE 6.	FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

Advances from the Federal Home Loan Bank (FHLB) are summarized as follows:

		December 31,
Interest Rate	Maturity Date	2006	2005

5.50%	September 22, 2007	$3,500,000	$-
5.41%	July 3, 2008	5,000,000	-
5.40%	August 4, 2008	5,000,000	-
3.04%	September 22, 2006	-	2,000,000
3.82%	January 30, 2007	2,500,000	2,500,000
		$16,000,000	$4,500,000

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS
(Continued)

The FHLB has a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB and a blanket floating lien on the Company’s loan portfolio as collateral for these advances. The Company had additional FHLB advances available of $10,900,000 and $7,900,000 at December 31, 2006 and 2005, respectively.

At December 31, 2006 the Company had Federal funds lines available with correspondent banks of $7,900,000. These unsecured lines have various terms, rates, and maturities. The Company had borrowings of $0 and $185,000 on these lines at December 31, 2006 and 2005, respectively.

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

The total provision (benefit) for income taxes in the statements of income is as follows:

	Years Ended December 31,
	2006	2005

Currently payable:
Federal	$103,586	$-
State	-	-
	103,586	-
Deferred income taxes	271,032	(694,863)
Total income taxes	$374,618	$(694,863)

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	INCOME TAXES (Continued)

The deferred tax provisions are applicable to the following items:

	Years Ended December 31,
	2006	2005

Difference between book allowance for loan losses and tax allowance for loan losses	$(126,436)	$(109,925)
Difference between book startup cost and the amount deductible for tax	65,682	65,685
Net operating loss carryforward	323,232	77,087
Difference between tax depreciation and book depreciation	10,212	(22,803)
Change in other items	(1,658)	(6,789)
Change in valuation allowance	-	(698,118)
	$271,032	$(694,863)

The Company's provision (benefit) for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2006	2005

Tax provision at federal statutory rate	$209,098	$4,455
Differences resulting from:
Valuation allowance	-	(698,118)
Stock-based compensation	137,153	-
Nontaxable municipal loan interest	(3,143)	-
State income tax (benefits)	25,078	(289)
Other items, net	6,432	(911)
Provision (benefit) for income taxes	$374,618	$(694,863)

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	INCOME TAXES (Continued)

The following summarizes the sources and expected tax consequences of future taxable deductions (income), which comprise the net deferred taxes.

	December 31,
	2006	2005

Deferred income tax assets:
Allowance for loan losses in excess of tax allowance for loan losses	$349,943	$223,507
Organizational and pre-opening costs	142,311	207,993
Other	10,884	9,226
Net unrealized loss on investment securities	110,689	141,676
Net unrealized loss on interest rate floor	15,604	-
Net operating loss carryforward	-	323,232

Total gross deferred income tax assets	629,431	905,634

Deferred income tax liabilities -
Difference between book basis of premises and equipment and tax basis	(79,307)	(69,095)

Total gross deferred income tax liabilities	(79,307)	(69,095)

Deferred income tax assets	$550,124	$836,539

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	RELATED PARTY TRANSACTIONS

The Company conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business. It is the policy of the Company that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons. As of December 31, 2006 and 2005, the Company had related party loans of $3,975,496 and $1,668,756, respectively. Changes in related party loans for the year ended December 31, 2006 are as follows:

Balance, beginning of year	$1,668,756
Advances	2,743,703
Repayments	(436,963)
Balance, end of year	$3,975,496

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $986,813 and $701,861 at December 31, 2006 and 2005, respectively.

NOTE 9.	COMMITMENTS AND CONTINGENCIES

The Company has entered into a three-year employment agreement with its President and Chief Executive Officer. The employment agreement provides for a base salary, an incentive bonus based upon the Company’s profitability, stock options and other benefits commensurate with employment. The Company will be obligated to pay the base salary for the greater of 6 months or the remaining term of the employment agreement should the employer terminate employment without cause. At the end of the initial three-year term, the employment agreement will be extended for an additional 12 months unless either of the parties to the employment agreement gives notice of their intent not to extend the employment agreement.

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

As of December 31, 2006 the Company had warrants outstanding that allow the original organizers of the Company to purchase up to 184,140 shares of common stock at $10 per share. The warrants vest at a rate of 33.33% per year beginning on the first anniversary of the issue date and may be exercised any time prior to November 19, 2013. The number of warrants vested at December 31, 2006 and 2005 was 184,140 and 122,760, respectively. The Company recognized stock-based compensation expense under Statement 123(R) of $243,446 in 2006 for warrants granted prior to, but not yet vested, as of December 31, 2005.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	STOCK OPTIONS AND WARRANTS (Continued)

During 2003, the Company adopted a Stock Incentive Plan (Stock Plan). The Stock Plan offers stock options to key employees to encourage continued employment by facilitating their purchase of an equity interest in the Company. These options are granted at the discretion of the Board of Directors at an exercise price determined by the Board at the grant date. The options have a term of ten years from the date of grant and vest ratably over a period of three to five years. A total of 160,000 shares have been reserved under the Stock Plan, of which 37,400 were available for grant. The Company recognized stock-based compensation expense under Statement 123(R) of $159,946 for options in 2006.

A summary of activity in the Company’s Stock Plan is presented below:

	2006		2005
	Shares	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price
Outstanding at beginning of year	96,700	$10.14	93,800	$10.10
Granted	26,400	11.68	2,900	11.50
Exercised	-	-	-	-
Forfeited	(500)	11.50	-	-
Outstanding at end of year	122,600	10.51	96,700	$10.14
Options exercisable at end of year	59,167	10.13	31,607	10.10

Weighted average fair value of options granted during the year	$4.49		$4.60

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions listed in the table below. Expected volatility for the year ended December 31, 2006 has been determined by a combination of a calculated value based on expected volatility of similar entities, and on the historical volatility of the Company’s stock. The expected term of options granted is based on the short-cut method and represents the period of time that the options granted are expected to be outstanding. Expected dividends are based on dividend trends and the market price of the Company’s stock price at grant. Historical data is used to estimate option exercises and employee terminations within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2006	2005
Risk-free interest rate	4.60%-5.09%	4.49%-4.50%
Expected life (years)	6.93	9.13-10
Expected volatility	24%-30%	18%-27%
Weighted-average expected volatility	24.7%	19.6%
Expected dividends	None	None

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	STOCK OPTIONS AND WARRANTS (Continued)

At December 31, 2006, there was $76,000 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 1.40 years.

At December 31, 2006, the aggregate intrinsic value of options and warrants outstanding was $557,000 and the aggregate intrinsic value of options and warrants exercisable was $479,000. At December 31, 2006, the weighted average contractual life in years of options and warrants outstanding was 7.21 years.

NOTE 12.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan, intended to comply with the requirements of Section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain age and service requirements. The Company contribution charged to expense amounted to $30,100 and $- for the years ended December 31, 2006 and 2005, respectively.

NOTE 13.	INTEREST RATE DERIVATIVES

The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility. The goal is to manage interest rate sensitivity by modifying the repricing characteristics of certain assets and liabilities so that certain movements in interest rates do not, on a material basis, adversely affect the net interest margin. The Company views this strategy as prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates. As a matter of policy, the Company does not use speculative derivative instruments for interest rate risk management

By using derivative instruments, the Company is potentially exposed to credit and market risk. If the counter-party fails to perform, credit risk is equal to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counterparty owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, has no repayment risk. The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.	INTEREST RATE DERIVATIVES (Continued)

The Company’s derivative activities are monitored by its asset/liability management committee as part of that committee’s oversight of the Company’s asset/liability management and treasury functions. The Company’s asset/liability management committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the overall interest-rate risk management.

All of the Company’s derivative financial instruments are classified as highly effective cash flow hedges. For the year ended December 31, 2006, there were no material amounts recognized which represented the ineffective portion of cash flow hedges. All components of each derivative’s gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.

A component of the Company’s interest rate risk management strategy is the implementation of an interest rate floor with a $10 million notional amount and a 7.25% strike. This instrument is being used as a hedge for the Company’s prime-based loan portfolio.

Information pertaining to the interest rate floor is as follows:
December 31,
2006

Notional amount	$10,000,000
Weighted average maturity in years	1.4 years

Fair value of the floor option value included in other assets	$11,280

Unrealized loss of the floor option included in stockholders’ equity, net of tax	$(23,405)

The Company recognized a net expense for the year ended December 31, 2006 as a result of the interest rate floor in the amount of $17,712 which is included as a reduction of loan interest income.

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

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

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	December 31,
	2006	2005

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$20,584,000	$9,853,000
Standby letters of credit	$306,542	$319,773

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

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments (in thousands) are as follows:

	December 31,
	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash and due from banks, interest- bearing deposits with banks, and federal funds sold	$3,634	$3,634	$1,707	$1,707
Securities available for sale	20,854	20,854	16,120	16,120
Loans receivable	101,597	102,543	59,947	60,604
Federal Home Loan Bank stock	885	885	326	326
Accrued interest receivable	1,536	1,536	717	717
Interest rate floor	11	11	68	59

Financial liabilities:
Deposit liabilities	104,202	104,124	66,526	66,208
FHLB advances	16,000	15,998	4,500	4,419
Federal funds purchased	-	-	185	185
Accrued interest payable	430	430	176	176

Unrecognized financial instruments;
Commitments to extend credit	20,584	20,584	9,853	9,853
Standby letters of credit	307	307	320	320

The estimated fair values of the Company’s off-balance sheet assets (liabilities) are considered to be minimal.

NOTE 15.	REGULATORY MATTERS

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

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.	REGULATORY MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006, the most recent notification from the Federal Deposit Insurance Corporation, dated December 31, 2006, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

December 31, 2006:
Total Capital to Risk Weighted Assets	$12,791	11.7%	$8,733	8%	$10,916	10%
Tier I Capital to Risk Weighted Assets	$11,596	10.6%	$4,366	4%	$6,550	6%
Tier I Capital to Average Assets	$11,596	9.0%	$5,142	4%	$6,427	5%

December 31, 2005:
Total Capital to Risk Weighted Assets	$11,763	18.1%	$5,200	8%	$6,500	10%
Tier I Capital to Risk Weighted Assets	$10,950	16.8%	$2,600	4%	$3,900	6%
Tier I Capital to Average Assets	$10,950	13.7%	$3,199	4%	$3,998	5%

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	LIMITATION ON DIVIDENDS

The sole source of funds available to pay shareholder dividends is from the Bank’s earnings. Bank regulatory authorities impose restrictions on the amount of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank’s capital adequacy. Cash dividends may be paid only after the Bank is cumulatively profitable. For the years ended December 31, 2006 and 2005, no dividends were declared or paid.

NOTE 17.	OTHER NONINTEREST EXPENSE

Components of other operating expense in the consolidated statements of income are as follows:

	Years Ended December 31,
	2006	2005

Outside processing and software	$355,009	$233,397
Professional and consulting	157,991	125,049
Operating supplies	95,197	80,286
Advertising	40,291	67,665
Other taxes	13,398	16,924
Postage and delivery	21,802	43,248
Insurance	19,797	27,862
Telephone	48,516	34,826
Director stock-based compensation	243,446	-
Other	185,901	96,284
	$1,181,348	$725,541

NOTE 18.	SUBSEQUENT EENT

Subsequent to December 31, 2006, the Company commenced an offering of common stock through a private placement memorandum of up to 350,000 shares at a price of $14.75 per share.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC. (PARENT COMPANY ONLY)

The following information presents the condensed balance sheets of Freedom Bancshares, Inc. as of December 31, 2006 and 2005 and statements of income and cash flows for the years ended December 31, 2006 and 2005.

CONDENSED BALANCE SHEETS
	December 31,
	2006	2005
Assets
Cash in subsidiary Bank *	$317,963	$320,963
Investment in common stock of subsidiary stated on the basis of the Company's equity in subsidiary's capital accounts *	11,406,608	10,737,897
Other assets	94,668	93,536

Total assets	$11,819,239	$11,152,396

Stockholders' equity	$11,819,239	$11,152,396

* Eliminated in consolidation.

CONDENSED STATEMENTS OF INCOME
	December 31,
	2006	2005
Expenses
Stock-based compensation	$403,392	$-
Other operating	3,000	2,530
Total expense	406,392	2,530

Loss before taxes and equity in undistributed income of subsidiary	(406,392)	(2,530)

Income tax expense (benefit)	(1,132)	(93,536)

Income (loss) before equity in undistributed income of subsidiary	(405,260)	91,006

Equity in undistributed income of subsidiary	645,637*	616,961*

Net income	$240,377	$707,967

* Eliminated in consolidation.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC. (PARENT COMPANY ONLY) (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	December 31,
	2006	2005

OPERATING ACTIVITIES
Net income	$240,377	$707,967
Adjustments to reconcile net income to net cash used by operating activities:
Stock-based compensation	403,392	-
Increase in other assets	(1,132)	(93,536)
Earnings from subsidiary	(645,637)	(616,961)
Net cash flow used by operating activities	(3,000)	(2,530)

INVESTING ACTIVITIES
Investment in subsidiary	-	(3,750,000)
Net cash flow used by investing activities	-	(3,750,000)

FINANCING ACTIVITIES
Proceeds from issuance of stock	-	3,346,500
Net cash flow provided by financing activities	-	3,346,500

Net decrease in cash and cash equivalents	(3,000)	(406,030)

Cash and cash equivalents at beginning of year	320,963	726,993

Cash and cash equivalents at end of year	$317,963	$320,963

SUPPLEMENTAL DISCLOSURES
Supplemental schedule of noncash investing activities:

Decrease (increase) in accumulated comprehensive loss	$23,074	$(181,314)