Form 10-K, Exhibit 13
period 2007-12-31
FREEDOM BANCSHARES INC
filed 2008-03-31
CIK 1216997

Exhibit 13.1

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

December 31, 2007

Table of Contents

Page Reference
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS

Consolidated Balance Sheets	2

Consolidated Statements of Income	3

Consolidated Statements of Comprehensive Income	4

Consolidated Statements of Changes in Stockholders' Equity	5

Consolidated Statements of Cash Flows	6 - 7

Notes to Consolidated Financial Statements	8-38

Nichols, Cauley & Associates, LLC A Professional Services Firm of: Certified Public Accountants Certified Internal Auditors Certified Financial Planners® Certified Valuation Analysts ________________	REPLY TO: 2970 Clairmont RD NE Atlanta, Georgia 30329-4440 800-823-1224 FAX 404-214-1302 atlanta@nicholscauley.com
Atlanta • Clarkesville • Dublin • Lake Oconee • Warner Robins www.nicholscauley.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Freedom Bancshares, Inc.
Commerce, Georgia

We have audited the accompanying consolidated balance sheets of Freedom Bancshares, Inc. and its wholly owned subsidiary, Freedom Bank of Georgia, as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Freedom Bancshares, Inc. and Subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia
March 18, 2008

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS

Cash and due from banks	$3,016,248	$2,621,725
Interest-bearing deposits in other banks	137,392	63,542
Federal funds sold	1,113,000	948,690
Cash and cash equivalents	4,266,640	3,633,957
Securities available for sale (at fair value)	16,322,944	20,853,654
Loans, less allowance for loan losses of $1,616,837 and $1,194,953, respectively	116,670,671	101,596,794
Federal Home Loan Bank stock	1,071,100	885,100
Accrued interest receivable	1,418,985	1,536,302
Premises and equipment, net	5,830,047	3,402,792
Other assets	1,581,696	722,076

Total assets	$147,162,083	$132,630,675

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Non-interest-bearing demand	$6,542,891	$6,880,325
Interest-bearing	108,011,123	97,321,207
Total deposits	114,554,014	104,201,532

Accrued interest payable	638,728	430,451
Federal Home Loan Bank advances	18,500,000	16,000,000
Other liabilities	10,329	179,453
Total liabilities	133,703,071	120,811,436

Stockholders' equity:
Common stock, par value $1, 10,000,000 shares 674,552 shares issued and outstanding authorized, 1,316,005 and 1,238,789 shares issued and outstanding, respectively	1,316,005	1,238,789
Additional paid-in capital	12,807,750	11,685,135
Accumulated deficit	(620,327)	(915,245)
Accumulated other comprehensive loss	(44,416)	(189,440)
Total stockholders' equity	13,459,012	11,819,239

Total liabilities and stockholders' equity	$147,162,083	$132,630,675

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Interest and dividend income:
Loans, including fees	$10,429,014	$7,707,796
Securities available for sale	985,086	868,261
Federal funds sold	68,747	157,546
Other	75,438	39,183
Total interest and dividend income	11,558,285	8,772,786

Interest expense:
Deposits	5,772,035	3,710,354
Federal funds purchased	11,859	2,919
Federal Home Loan Bank advances	697,251	467,709
Other	34,475	17,712
Total interest expense	6,515,620	4,198,694

Net interest income	5,042,665	4,574,092

Provision for loan losses	596,000	403,500

Net interest income after provision for loan losses	4,446,665	4,170,592

Noninterest income:
Service charges on deposit accounts	185,324	115,833
Gain on sales of securities available for sale	3,108	223
Other service charges, commissions and fees	182,918	64,547
Total noninterest income	371,350	180,603

Noninterest expense:
Salaries and employee benefits	2,438,523	2,101,492
Occupancy	623,820	471,072
Other operating	1,288,411	1,163,636
Total noninterest expense	4,350,754	3,736,200

Income before income taxes	467,261	614,995

Income tax expense	172,343	374,618

Net income	$294,918	$240,377

Net income per share of common stock
Basic	$0.23	$0.19
Diluted	$0.21	$0.19

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Net income	$294,918	$240,377

Other comprehensive income:

Securities available for sale:
Unrealized holding gains arising during period, net of tax of $89,893 and $31,075, respectively	131,744	46,613

Reclassification adjustment for gains realized in net income,net of tax of $1,173 and $89, respectively	(1,935)	(134)
	129,809	46,479
Interest rate floor:
Unrealized holding gain (loss) arising during period, net of of tax (benefit) of $10,638 and $(15,604), respectively	15,215	(23,405)

Other comprehensive income	145,024	23,074

Comprehensive income	$439,942	$263,451

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2007 AND 2006

				Accumulated
	Common	Additional		Other	Total
	Stock	Paid-in	Accumulated	Comprehensive	Stockholders'
	Par Value	Capital	Deficit	Loss	Equity

Balance, December 31, 2005	$1,238,789	$11,281,743	$(1,155,622)	$(212,514)	$11,152,396
Net income	—	—	240,377	—	240,377
Stock-based compensation	—	403,392	—	—	403,392
Other comprehensive income	—	—	—	23,074	23,074

Balance, December 31, 2006	1,238,789	11,685,135	(915,245)	(189,440)	11,819,239
Net income	—	—	294,918	—	294,918
Proceeds from issuance of 77,216 shares	77,216	1,048,231	—	—	1,125,447
Stock-based compensation	—	74,384	—	—	74,384
Other comprehensive income	—	—	—	145,024	145,024

Balance, December 31, 2007	$1,316,005	$12,807,750	$(620,327)	$(44,416)	$13,459,012

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
Cash flow from operating activities:
Net income	$294,918	$240,377
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	339,852	305,600
Provision for loan losses	596,000	403,500
Stock-based compensation	74,384	403,392
Deferred income taxes	(122,831)	271,032
Gain on sales of securities available for sale	(3,108)	(223)
Loss on disposal of premises and equipment	639	4,817
Gain on sale of foreclosed assets	(11,273)	—
Decrease (increase) in accrued interest receivable	117,317	(819,092)
Decrease (increase) in other assets	71,285	(126,151)
Increase in accrued interest payable	208,277	254,547
(Decrease) increase in other liabilities	(169,124)	112,030
Net cash flow provided by operating activities	1,396,336	1,049,829

Cash flow from investing activities:
Increase in loans, net	(16,628,570)	(42,052,965)
Purchase of Federal Home Loan Bank stock	(186,000)	(559,400)
Purchases of securities available for sale	(2,377,092)	(8,503,547)
Proceeds from sales of securities available for sale	1,628,076	1,003,310
Proceeds from maturities and paydowns of securities available for sale	5,506,176	2,843,801
Proceeds from sale of premises and equipment	450	—
Purchases of premises and equipment	(2,773,009)	(844,634)
Purchases for improvement of foreclosed assets	(99,584)
Proceeds from sale of foreclosed assets	187,971	—
Net cash flow used by investing activities	(14,741,582)	(48,113,435)

Cash flow from financing activities:
Proceeds from issuance of stock	1,125,447	—
Increase in deposits, net	10,352,482	37,675,239
Decrease in federal funds purchased	—	(185,000)
Proceeds from FHLB advances	18,200,000	13,500,000
Payments of FHLB advances	(15,700,000)	(2,000,000)
Net cash flow provided by financing activities	13,977,929	48,990,239

Net increase in cash and cash equivalents	632,683	1,926,633
Cash and cash equivalents at beginning of year	3,633,957	1,707,324
Cash and cash equivalents at end of year	$4,266,640	$3,633,957

See accompanying report of independent registered public accounting firm and notes to consolidated financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006

Supplemental schedule of noncash investing activities -

Transfer of loans to foreclosed assets	$958,693	$-

Decrease in accumulated other comprehensive loss	$145,024	$23,074

Supplemental disclosures of cash flow information-Cash paid during the year for:

Interest	$6,307,343	$3,944,147

Income taxes	$276,586	$111,000

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

Reporting Entity and Nature of Operations

The Company was formed and commenced operations in 2003.  The Company operates as a bank holding company with one State of Georgia chartered bank subsidiary.  At December 31, 2007 the Company owned one hundred (100) percent of the outstanding stock of its subsidiary, Freedom Bank of Georgia.

Freedom Bank of Georgia (Bank) is a State bank chartered under the laws of Georgia and commenced operations in 2004.  The Bank’s main office is located in Commerce, Georgia with branches located in Jefferson, Homer,  and Winder, Georgia.  The main emphasis of the Bank is on commercial and retail banking and it offers such customary banking services as consumer and commercial checking accounts, savings accounts, certificates of deposit, commercial and consumer loans, money transfers and a variety of other banking services.  The Bank’s primary source of revenue is providing loans to customers within its geographical area.

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

Use of Estimates in the Preparation of Financial Statements (Continued)

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, the valuation of foreclosed assets, and deferred tax assets.  In connection with the determination of the allowances for losses on loans and foreclosed assets, management obtains independent appraisals for significant properties.

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

Investment Securities

Debt securities that management has the positive intent and the Company has the ability to hold to maturity are classified as securities held to maturity and are recorded at amortized cost. Securities not classified as securities held to maturity, including equity securities with readily, determinable fair values, are classified as securities available for sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.  There were no held to maturity or trading securities during 2007 and 2006.

Purchase premiums and discounts are recognized in interest income using methods approximating the interest method over the terms of the securities.  A decline in the market value of any available for sale or held to maturity security below cost that is deemed other than temporary results in a charge to earnings and the establishment of a new cost basis for the security.  In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near–term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.  Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the amortized cost of securities sold.

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

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries).  Loans are charged against the allowance for loan losses when management believes the collection of the principal is unlikely.  The Company’s allowance for loan and lease losses is the amount considered adequate to absorb probable losses within the portfolio based on management’s evaluation of the size and current risk characteristics of the loan portfolio. Such evaluation considers prior loss experience, the risk rating distribution of the portfolios, the impact of current internal and external influences on credit loss and the levels of nonperforming loans. Specific allowances for loan and lease losses are established for large impaired loans and leases on an individual basis. The specific allowance established for these loans and leases is based on a thorough analysis of the most probable source of repayment, including the present value of the loan’s expected future cash flows, the loan’s estimated market value, or the estimated fair value of the underlying collateral. General allowances are established for loans that are classified as either special mention, substandard, or doubtful. These loans are assigned a risk rating, and the allocated allowance for loan losses is determined based upon the loss percentage factors that correspond to each risk rating. Loss percentage factors are based on the probable loss including qualitative factors. The qualitative factors consider credit concentrations, recent levels and trends in delinquencies and nonaccrual, and growth in the loan portfolio. The occurrence of certain events could result in changes to the loss factors. Accordingly, these loss factors are reviewed periodically and modified as necessary.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable (Continued)

General allowances are established for loans and leases that can be grouped into pools based on similar characteristics. In this process, general allowance factors are based on an analysis of historical charge-off experience and expected losses given default derived from the Company’s internal risk rating process. These factors are developed and applied to the portfolio in terms of line of business and loan type. Adjustments are also made to the allowance for the pools after an assessment of internal and external influences on credit quality that have not yet been reflected in the historical loss or risk rating data. Unallocated allowances relate to inherent losses that are not otherwise evaluated in the first two elements. The qualitative factors associated with unallocated allowances are subjective and require a high degree of management judgment. These factors include the inherent imprecisions in mathematical models and credit quality statistics, recent economic uncertainty, losses incurred from recent events, and lagging or incomplete data.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of cost or fair value at the date of foreclosure, establishing a new cost basis.  Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell.  Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.  The carrying amount of foreclosed assets at December 31, 2007 and 2006 was $881,579 and $-0-, respectively and is included in other assets.

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

A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized.  In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.  At December 31, 2007 and 2006, management believes the deferred tax assets are realizable and, therefore, no valuation allowance is necessary.

The operating results of the Company and its subsidiary are included in consolidated income tax returns.

Stock-Based Compensation

At December 31, 2007, the Company maintained one stock-based employee/director compensation plan and several individual agreements providing stock-based compensation, which are more fully described in Note 11 to the consolidated financial statements.  Prior to January 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by Financial Accounting Standards Board (SFAS) 123, Accounting for Stock-Based Compensation.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (continued)

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), Share-Based Payment, using the modified-prospective-transition method.  Under that transition method, compensation cost recognized in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of December 31, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).  Results for prior periods have not been restated.

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

Net income per common share has been computed based on the following:

	Years Ended December 31,
	2007	2006

Net income applicable to common stock	$294,918	$240,377
Average number of common shares outstanding	1,284,974	1,238,789
Effect of dilutive options and warrants	90,682	40,009
Average number of common shares outstanding used to calculate diluted net income per common share	1,375,656	1,278,798

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments and Hedging Activities

In accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, the Company recognizes the fair value of derivatives as assets or liabilities in the financial statements.  The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instrument at inception.  The change in fair value of instruments used as fair value hedges is accounted for in earnings of the period simultaneous with accounting for the fair value change of the item being hedged.  The change in fair value of the effective portion of cash flow hedges is accounted for in comprehensive income rather than income.  Changes in fair value of derivative instruments that are not intended as a hedge are accounted for in earnings of the period of the change.

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

Cash Equivalents and Cash Flows

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

Fair Values of Financial Instruments

SFAS 107, Disclosures About Fair Value of Financial Instruments, requires the disclosure of the estimated fair value of financial instruments.  The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Quoted market prices, if available, are utilized as estimates of the fair values of financial instruments.  Since no quoted market prices exist for a significant part of the Company’s consolidated financial instruments, the fair values of such instruments have been derived based on management’s assumptions, the estimated amount and timing of future cash flows and estimated discount rates.  The estimation methods for individual classifications of financial instruments are described more fully below.  Different assumptions could significantly affect these estimates.  Accordingly, net realizable values could be materially different from the estimates presented below.  In addition, the estimates are only indicative of the value of individual financial instruments and should not be considered an indication of the fair value of the combined Company.

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

Refer to note 14 for additional information regarding the fair values of financial instruments, including presentation of the carrying amount and estimated fair values of the Company’s financial instruments.

Advertising

The Company expenses advertising costs as incurred.  For the years ended, December 31, 2007 and 2006, advertising expense was $50,798 and $40,291, respectively.

Reclassifications

Certain amounts as reported in 2006 have been reclassified in 2007 for consistency in presentation.

Recent Accounting Standards

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS 157, Fair Value Measurements.  SFAS 157 provides guidance for using fair value to measure assets and liabilities.  It defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurement.  Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.  It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability.  In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.  Under SFAS 157, fair value measurements would be separately disclosed by level within the fair value hierarchy.  SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact the adoption of SFAS 157 could have on its financial condition, results of operations and cash flows.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (continued)

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 permits entities to make an irrevocable election, at specified election dates, to measure eligible financial instruments and certain other items at fair value. SFAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. The provisions of SFAS 159 are effective as of the beginning of the first fiscal year that begins after November 15, 2007.   The Company has not elected to early adopt and is currently evaluating the impact the adoption of SFAS 159 could have on its financial condition, results of operations and cash flows.

In March 2007, the FASB ratified the consensus the Emerging Issues Task Force (“EITF”) reached regarding EITF Issue No. 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“Issue 06-10”), which provides accounting guidance for postretirement benefits related to collateral assignment split-dollar life insurance arrangements, whereby the employee owns and controls the insurance policies. The consensus concludes that an employer should recognize a liability for the postretirement benefit in accordance with SFAS 106 or APB 12, as well as recognize an asset based on the substance of the arrangement with the employee. Issue 06-10 is effective for fiscal years beginning after December 15, 2007 with early application permitted. The Company is currently evaluating the impact the adoption of Issue 06-10 could have on its financial condition, results of operations and cash flows.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS 141(R) also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company believes the adoption of SFAS 141(R) will not have a material impact on its financial statements.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards (continued)

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. SFAS 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. In addition to the amendments to ARB 51, SFAS 160 amends SFAS No. 128, Earnings per Share; so that earnings-per-share data will continue to be calculated the same way those data were calculated before SFAS 160 was issued. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company believes the adoption of SFAS 160 will not have a material impact on its financial statements.

NOTE 2.	SECURITIES AVAILABLE FOR SALE

The amortized cost, gross unrealized gains and losses, and estimated fair values of securities available for sale are summarized as follows:

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale
U.S. Government agencies	$5,299,233	$40,313	$(3,729)	$5,335,817
Mortgage-backed securities	11,081,907	25,879	(120,659)	10,987,127

	$16,381,140	$66,192	$(124,388)	$16,322,944

	December 31, 2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Securities Available for Sale
U.S. Government agencies	$9,161,085	$15,870	$(59,270)	$9,117,685
Mortgage-backed securities	11,969,294	21,321	(254,646)	11,735,969

	$21,130,379	$37,191	$(313,916)	$20,853,654

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE (continued)

The amortized costs and estimated fair values of securities available for sale at December 31, 2007, by contractual maturity are shown below.  Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value

Due in one year	$250,000	$250,500
Due after one through five years	1,094,820	1,093,917
Due after five through ten years	3,456,678	3,487,700
Due after ten years	497,735	503,700
Mortgage-backed securities	11,081,907	10,987,127
	$16,381,140	$16,322,944

The Company had gross realized gains of $6,631 and gross losses of $4,375 on sales of securities available for sale for the year ended December 31, 2007.  Additionally, the Company had a gross realized gain of $852 on a call of an available for sale security during the year ended December 31, 2007. The Company had gross realized gains of $223 and gross losses of $0 on sales of securities available for sale for the year ended December 31, 2006.  Included in stockholders’ equity at December 31, 2007 and 2006 is $36,227 and $166,035 of unrealized losses on securities available for sale, net of tax.

Investment securities with an amortized cost of $9,473,090 and $3,819,654 at December 31, 2007 and 2006, respectively, were pledged as collateral on public deposits and for other purposes as required by law.  The fair values of the pledged securities were $9,390,807 and $3,777,819 at December 31, 2007 and 2006, respectively.

Taxable interest income on securities was $985,086 and $868,261 for the years ended December 31, 2007 and 2006, respectively.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2.	SECURITIES AVAILABLE FOR SALE (Continued)

Information pertaining to securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
December 31, 2007:

U.S. Government agency	$—	$—	$(3,729)	$1,491,678
Mortgage-backed securities	(2,920)	866,096	(117,739)	7,088,536
	$(2,920)	$866,096	$(121,468)	$8,580,214

December 31, 2006:

U.S. Government agency	$(12,413)	$1,708,210	$(46,857)	$4,854,315
Mortgage-backed securities	(5,971)	445,663	(248,675)	9,387,039
	$(18,384)	$2,153,873	$(295,532)	$14,241,354

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

At December 31, 2007, the 32 debt securities with unrealized losses have depreciated 1.3% from the Company’s amortized cost basis.  These securities are primarily guaranteed by either U.S. Government corporations or U.S. Government agencies.  These unrealized losses relate principally to current interest rates for similar types of securities.  In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.  As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other-than-temporary.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans are summarized as follows:

	December 31,
	2007	2006

Real estate:
Residential 1-4 family and multi-family	$13,801,557	$12,208,591
Construction and land development	59,073,928	48,732,724
Nonfarm nonresidential properties	27,980,433	30,603,499
Commercial, financial and agricultural	13,365,468	7,434,480
Consumer installment loans	4,074,360	3,830,541
Other	10,903	10,753
	118,306,649	102,820,588
Deferred loan fees	(19,141)	(28,841)
Allowance for loan losses	(1,616,837)	(1,194,953)
Loans, net	$116,670,671	$101,596,794

The following is a summary of information pertaining to nonperforming loans:

	December 31,
	2007	2006

Impaired loans without a valuation allowance	$351,793	$807,063
Impaired loans with a valuation allowance	8,829,298	--
Total impaired loans	$9,181,091	$807,063
Valuation allowance related to impaired loans	$1,243,515	$--
Average investment in impaired loans	$1,289,369	$22,422
Interest income recognized on impaired loans	$102,728	$--
Nonaccrual loans	$7,104,786	$807,063
Loans past due ninety days or more and still accruing interest	$--	$--

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.	LOANS AND ALLOWANCE FOR LOAN LOSSES (Continued)

In the normal course of business, the Company sells and purchases loan participations to and from other financial institutions and related parties.  Loan participations are typically sold to comply with the legal lending limits per borrower as imposed by regulatory authorities.  The participations are sold without recourse and the Company imposes no transfer or ownership restrictions on the purchaser.  At December 31, 2007 and 2006, the Company had loan participations sold of $190,997 and $546,000, respectively.  The Company had loan participations purchased of $2,612,781 and $2,455,000 at December 31, 2007 and 2006, respectively.

The Company grants loans and extensions of credit to individuals and a variety of businesses operating primarily in Jackson and Banks Counties, Georgia and surrounding counties.  A substantial portion of the portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

Changes in the allowance for loan losses follows:

	Years Ended December 31,
	2007	2006

Balance, beginning of year	$1,194,953	$830,678
Provision for loan losses	596,000	403,500
Loans charged off	(181,578)	(48,749)
Recoveries	7,462	9,524
Balance, end of year	$1,616,837	$1,194,953

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4.	PREMISES AND EQUIPMENT

The major classes of premises and equipment and the total accumulated depreciation are as follows:

	December 31,
	2007	2006

Land	$1,451,207	$451,207
Building	3,712,166	2,500,261
Furniture, equipment and software	1,575,010	1,018,988
	6,738,383	3,970,456
Accumulated depreciation	(908,336)	(567,664)
Premises and equipment, net	$5,830,047	$3,402,792

Depreciation expense for the years ended December 31, 2007 and 2006 was $344,665 and $287,889, respectively.

The Company operates its full service branch facilities in Jefferson and Homer, Georgia under noncancelable operating lease agreements entered into in 2005.  The total future minimum rental commitment at December 31, 2007 under these leases are due as follows:

2008	$33,300
2009	30,000
$63,300

The total rental expense included in the statements of income for the years ended December 31, 2007 and 2006 was $43,320 and $52,160, respectively.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.	DEPOSITS

Deposit account balances are summarized as follows:

	December 31,
	2007	2006

Non-interest bearing demand deposits	$6,542,891	$6,880,325
NOW deposits	12,283,232	2,961,585
Money market deposits	996,028	5,305,950
Savings deposits	918,097	886,158
Time, $100,000 and over	45,771,439	42,800,087
Other time	48,042,327	45,367,427
Total deposits	$114,554,014	$104,201,532

Maturities of time deposits at December 31, 2007, are summarized as follows:

2008	$77,387,916
2009	8,643,173
2010	5,871,868
2011	1,712,809
2012	198,000
$93,813,766

Overdraft deposit accounts reclassified to loans at December 31, 2007 and 2006 totaled $10,903 and $10,753, respectively.

NOTE 6.	FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS

Advances from the Federal Home Loan Bank (FHLB) are summarized as follows:

			December 31,
Interest Rate	Fixed/Variable Rate	Maturity Date	2007	2006

5.50%	Variable	September 22, 2007	$--	$3,500,000
4.41%	Variable	July 3, 2008	5,000,000	5,000,000
4.40%	Variable	August 4, 2008	5,000,000	5,000,000
3.82%	Variable	January 30, 2007	--	2,500,000
4.40%	Variable	September 24, 2008	1,500,000	--
4.74%	Fixed	September 25, 2008	5,000,000	--
4.32%	Fixed	December 1, 2008	2,000,000	--
			$18,500,000	$16,000,000

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.	FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS (Continued)

The FHLB has a lien on the Company’s FHLB stock, the Company’s deposits with the FHLB and a blanket floating lien on the Company’s loan portfolio as collateral for these advances.  The Company had additional FHLB advances available of $12,000,000 and $10,900,000 at December 31, 2007 and 2006, respectively.

At December 31, 2007 the Company had Federal funds lines available with correspondent banks of $9,000,000.  These unsecured lines have various terms, rates, and maturities.  The Company had borrowings of $0 and $0 on these lines at December 31, 2007 and 2006, respectively.

NOTE 7.	INCOME TAXES

The total provision (benefit) for income taxes in the statements of income is as follows:

	Years Ended December 31,
	2007	2006

Currently payable:
Federal	$286,166	$103,586
State	9,008	-
	295,174	103,586
Deferred income taxes	(122,831)	271,032
Total income taxes	$172,343	$374,618

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	INCOME TAXES (Continued)

The deferred tax provisions are applicable to the following items:

	Years Ended December 31,
	2007	2006

Difference between book allowance for loan losses and tax allowance for loan losses	$(179,903)	$(126,436)
Difference between book startup cost and the amount deductible for tax	65,682	65,682
Net operating loss carryforward	-	323,232
Difference between tax depreciation and book depreciation	924	10,212
Change in other items	(9,534)	(1,658)
	$(122,831)	$271,032

The Company's provision for income taxes differs from the amounts computed by applying the Federal income tax statutory rates to income before income taxes.  A reconciliation of the differences is as follows:

	Years Ended December 31,
	2007	2006

Tax provision at federal statutory rate	$158,869	$209,098
Differences resulting from:
Stock-based compensation	25,291	137,153
Nontaxable municipal loan interest	(10,087)	(3,143)
State income tax (benefits)	(5,221)	25,078
Other items, net	3,491	6,432
Provision for income taxes	$172,343	$374,618

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7.	INCOME TAXES (Continued)

The following summarizes the sources and expected tax consequences of future taxable deductions (income), which comprise the net deferred taxes.

	December 31,
	2007	2006

Deferred income tax assets:
Allowance for loan losses in excess of tax allowance for loan losses	$529,846	$349,943
Organizational and pre-opening costs	76,629	142,311
Other	20,418	10,884
Net unrealized loss on investment securities	21,969	110,689
Net unrealized loss on interest rate floor	4,966	15,604

Total gross deferred income tax assets	653,828	629,431

Deferred income tax liabilities -
Difference between book basis of premises and equipment and tax basis	(80,231)	(79,307)

Total gross deferred income tax liabilities	(80,231)	(79,307)

Deferred income tax assets (included in other assets)	$573,597	$550,124

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.	RELATED PARTY TRANSACTIONS

The Company conducts transactions with directors and executive officers, including companies in which they have beneficial interest, in the normal course of business.  It is the policy of the Company that loan transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time for comparable loans to other persons.  As of December 31, 2007 and 2006, the Company had related party loans of $4,070,613 and $3,975,496, respectively.  Changes in related party loans for the year ended December 31, 2007 are as follows:

Balance, beginning of year	$3,975,496
Advances	430,773
Repayments	(335,656)
Balance, end of year	$4,070,613

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $1,430,594 and $986,813 at December 31, 2007 and 2006, respectively.

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

As of December 31, 2007 the Company had warrants outstanding that allow the original organizers of the Company to purchase up to 184,140 shares of common stock at $10 per share.  The warrants vest at a rate of 33.33% per year beginning on the first anniversary of the issue date and may be exercised any time prior to November 19, 2013.  The number of warrants vested at December 31, 2007 and 2006 was 184,140 and 184,140, respectively.  The Company recognized stock-based compensation expense under SFAS 123(R) of $0 and $243,446 in 2007 and 2006, respectively, for warrants granted prior to, but not yet vested, as of December 31, 2005.

As of December 31, 2007 the Company had options outstanding to three non-employees that allow the individuals to purchase up to 13,000 shares of common stock at $10 per share.  The options were granted on February 17, 2004 and were fully vested on the grant date. These options may be exercised at any time prior to February 17, 2014.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	STOCK OPTIONS AND WARRANTS (Continued)

The Company recognized stock-based compensation expense under SFAS 123(R) of $2,628 and $19,991 in 2007 and 2006, respectively, for warrants granted prior to, but not yet vested, as of December 31, 2005.

During 2003, the Company adopted a Stock Incentive Plan (Stock Plan).  The Stock Plan offers stock options to key employees to encourage continued employment by facilitating their purchase of an equity interest in the Company.  These options are granted at the discretion of the Board of Directors at an exercise price determined by the Board at the grant date.  The options have a term of ten years from the date of grant and vest ratably over a period of three to five years.  A total of 160,000 shares have been reserved under the Stock Plan, of which 38,200 were available for grant.  The Company recognized stock-based compensation expense under Statement 123(R) of $74,384 and $159,946 for options in 2007 and 2006, respectively.

Stock-based compensation expense was included as expenses of the Company during 2006. In 2007, the Company accounted for stock based compensation expense as an investment in common stock of subsidiary. The Bank recognized expense of $74,384 in 2007.

A summary of activity in the Company’s Stock Plan is presented below:

	2007		2006
	Shares	Weighted- average Exercise Price	Shares	Weighted- average Exercise Price
Outstanding at beginning of year	122,600	$10.51	96,700	$10.14
Granted	1,200	14.75	26,400	11.68
Exercised	--		-	-
Forfeited	(2,000)	11.73	(500)	11.50
Outstanding at end of year	121,800	10.53	122,600	$10.51
Options exercisable at end of year	92,793	10.24	59,167	10.13

Weighted average fair value of options granted during the year	$7.50		$4.49

Range of exercise price	$10.00-$14.75		$10.00-$13.00

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions listed in the table below.  Expected volatility for the year ended December 31, 2007 has been determined by a combination of a calculated value based on expected volatility of similar entities, and on the historical volatility of the Company’s stock.  The expected term of options granted is based on the short-cut method and represents the period of time that the options granted are expected to be outstanding.  Expected dividends are based on dividend trends and the market price of the Company’s stock price at grant.  Historical data is used to estimate option exercises

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.	STOCK OPTIONS AND WARRANTS (Continued)

and employee terminations within the valuation model.  The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2007	2006
Risk-free interest rate	4.69%	4.60%-5.09%
Expected life (years)	10.00%	6.93
Expected volatility	29.04%	24%-30%
Weighted-average expected volatility	29.0%	24.7%
Expected dividends	None	None
Expected forfeiture rate	0%	0%

At December 31, 2007, there was $91,416 of unrecognized compensation cost related to stock-based payments, which is expected to be recognized over a weighted-average period of 1.4 years.

At December 31, 2007, the aggregate intrinsic value of options and warrants outstanding was $1,389,000 and the aggregate intrinsic value of options and warrants exercisable was $1,293,000.  At December 31, 2007, the weighted average contractual life in years of options and warrants outstanding was 6.98 years.

NOTE 12.	EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan, intended to comply with the requirements of Section 401(k) of the Internal Revenue Code, covering substantially all employees subject to certain age and service requirements.  The Company contribution charged to expense amounted to $68,335 and $30,100 for the years ended December 31, 2007 and 2006, respectively.

NOTE 13.	INTEREST RATE DERIVATIVES

The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  The goal is to manage interest rate sensitivity by modifying the repricing characteristics of certain assets and liabilities so that certain movements in interest rates do not, on a material basis, adversely affect the net interest margin.  The Company views this strategy as prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.  As a matter of policy, the Company does not use speculative derivative instruments for interest rate risk management.

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

All of the Company’s derivative financial instruments are classified as highly effective cash flow hedges.  For the year ended December 31, 2007, there were no material amounts recognized which represented the ineffective portion of cash flow hedges.  All components of each derivative’s gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.

A component of the Company’s interest rate risk management strategy is the implementation of an interest rate floor with a $10 million notional amount and a 7.25% strike.  This instrument is being used as a hedge for the Company’s prime-based loan portfolio.

Information pertaining to the interest rate floor is as follows:

	December 31,
	2007	2006

Notional amount	$10,000,000	$10,000,000
Weighted average maturity in years	0.4 years	1.4 years

Fair value of the floor option value in other assets	$2,659	$11,280

Unrealized loss of the floor option included in stockholders’ equity, net of tax	$(8,189)	$(23,405)

The Company recognized a net expense for the year ended December 31, 2007 as a result of the interest rate floor in the amount of $34,475 which is included as a reduction of loan interest income.

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

	December 31,
	2007	2006

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$17,126,864	$20,584,000
Standby letters of credit	$778,092	$306,542

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

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14.	FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amount and estimated fair values of the Company’s financial instruments (in thousands) are as follows:

	December 31,
	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:

Cash and due from banks, interest- bearing deposits with banks, and federal funds sold	$4,267	$4,267	$3,634	$3,634
Securities available for sale	16,323	16,323	20,854	20,854
Loans receivable	116,671	116,969	101,597	102,543
Federal Home Loan Bank stock	1,071	1,071	885	885
Accrued interest receivable	1,419	1,419	1,536	1,536
Interest rate floor	3	3	11	11

Financial liabilities:
Deposit liabilities	114,554	115,328	104,202	104,124
FHLB advances	18,500	18,556	16,000	15,998
Accrued interest payable	639	639	430	430

Unrecognized financial instruments;
Commitments to extend credit	17,127	17,127	20,584	20,584
Standby letters of credit	778	778	307	307

The estimated fair values of the Company’s off-balance sheet assets (liabilities) are considered to be minimal.

NOTE 15.	REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).  Management believes, as of December 31, 2007, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from the Federal Deposit Insurance Corporation, dated February 5, 2007, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table.  There are no conditions or events since that notification that management believes have changed the institution’s category.

The Bank’s actual capital amounts (in thousands) and ratios are also presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)

December 31, 2007:
Total Capital to Risk Weighted Assets	$13,814	10.88%	$10,158	8%	$12,697	10%
Tier I Capital to Risk Weighted Assets	$12,226	9.63%	$5,079	4%	$7,618	6%
Tier I Capital to Average Assets	$12,226	8.24%	$5,938	4%	$7,422	5%

December 31, 2006:
Total Capital to Risk Weighted Assets	$12,791	11.7%	$8,733	8%	$10,916	10%
Tier I Capital to Risk Weighted Assets	$11,596	10.6%	$4,366	4%	$6,550	6%
Tier I Capital to Average Assets	$11,596	9.0%	$5,142	4%	$6,427	5%

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.	LIMITATION ON DIVIDENDS

The sole source of funds available to pay shareholder dividends is from the Bank’s earnings.  Bank regulatory authorities impose restrictions on the amount of dividends that may be declared by the Bank.  Further restrictions could result from a review by regulatory authorities of the Bank’s capital adequacy.  Cash dividends may be paid only after the Bank is cumulatively profitable.  For the years ended December 31, 2007 and 2006, no dividends were declared or paid.

NOTE 17.	OTHER NONINTEREST EXPENSE

Components of other operating expense in the consolidated statements of income are as follows:

	Years Ended December 31,
	2007	2006

Outside processing and software	$510,800	$355,009
Professional and consulting	175,183	157,991
Operating supplies	98,096	95,197
FDIC Assessments	71,738	7,301
Loan related expenses	60,727	30,627
Advertising	50,798	40,291
Other taxes	42,847	13,398
Postage and delivery	28,248	21,802
Insurance	18,983	19,797
Telephone	51,557	48,516
Director stock-based compensation	—	243,446
Other	179,434	130,261
	$1,288,411	$1,163,636

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18.	CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC. (PARENT COMPANY ONLY)

The following information presents the condensed balance sheets of Freedom Bancshares, Inc. as of December 31, 2007 and 2006 and statements of income and cash flows for the years ended December 31, 2007 and 2006.

CONDENSED BALANCE SHEETS

	December 31,
	2007	2006
Assets
Cash in subsidiary Bank *	$1,229,050	$317,963
Investment in common stock of subsidiary stated on the basis of the Company's equity in subsidiary's capital accounts *	12,181,587	11,406,608
Other assets	48,375	94,668

Total assets	$13,459,012	$11,819,239

Stockholders' equity	$13,459,012	$11,819,239

* Eliminated in consolidation.

CONDENSED STATEMENTS OF INCOME

	December 31,
	2007	2006
Expenses
Stock-based compensation	$-	$403,392
Other operating	17,108	3,000
Total expense	17,108	406,392

Loss before taxes and equity in undistributed income of subsidiary	(17,108)	(406,392)

Income tax benefit	(6,455)	(1,132)

Loss before equity in undistributed income of subsidiary	(10,653)	(405,260)

Equity in undistributed income of subsidiary*	305,571	645,637

Net income	$294,918	$240,377

* Eliminated in consolidation.

FREEDOM BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19.	CONDENSED FINANCIAL INFORMATION ON FREEDOM BANCSHARES, INC. (PARENT COMPANY ONLY) (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	December 31,
	2007	2006

OPERATING ACTIVITIES
Net income	$294,918	$240,377
Adjustments to reconcile net income to net cash used by operating activities:
Stock-based compensation	-	403,392
Decrease (increase) in other assets	46,293	(1,132)
Earnings from subsidiary	(305,571)	(645,637)
Net cash flow provided (used) by operating activities	35,640	(3,000)

INVESTING ACTIVITIES
Investment in subsidiary	(250,000)	-
Net cash flow used by investing activities	(250,000)	-

FINANCING ACTIVITIES
Proceeds from issuance of stock	1,125,447	-
Net cash flow provided by financing activities	1,125,447	-

Net increase (decrease) in cash and cash equivalents	911,087	(3,000)

Cash and cash equivalents at beginning of year	317,963	320,963

Cash and cash equivalents at end of year	$1,229,050	$317,963
SUPPLEMENTAL DISCLOSURES
Supplemental schedule of noncash investing activities:

Decrease in accumulated other comprehensive loss	$145,024	$23,074